     As filed with the Securities and Exchange Commission on June 22, 1999


                                            Registration Statement No. 333-75033
================================================================================


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 1)


                         COASTAL COMMUNITY GROUP, INC.
                     (Formerly known as Coastal BHC, Inc.)
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)



       FLORIDA                       6712                      65-0867286
 --------------------          ----------------               ------------
   (State or other       (Primary Standard Industrial      (I.R.S. Employer
   Jurisdiction )         Classification Code Number)      Identification No.)

                                255 PALM AVENUE
                           MIAMI BEACH, FLORIDA 33139
                                 (305) 673-9442
         -------------------------------------------------------------
         (Address and Telephone Number of Principal Executive Offices)

                                255 PALM AVENUE
                           MIAMI BEACH, FLORIDA 33139
                                 (305) 673-9442
 -------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                           RICHARD J. BISCHOFF, ESQ.
                 GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.
            ONE BISCAYNE TOWER, TWO SOUTH BISCAYNE BLVD., SUITE 3400
                          MIAMI, FLORIDA 33131 - 1897
                 (305) 376-6016 Phone (305) 376-6010 Facsimile
           ----------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:


Mark J. Scheer, Esq.                                                            Robert J. Ahrenholz, Esq.
GUNSTER, YOAKLEY, VALDES-FAULI & STEWART, P.A.                                  KUTAK ROCK
One Biscayne Tower, Two South Biscayne Blvd., Suite 3400                        717 17 Street, Suite 2900
Miami, Florida 33131                                                            Denver, Colorado 80202
(305) 376-6040                                                                  (303) 297-2400
(Attorney for Coastal Community Group, Inc.)                                    (Attorney for Coast Partners
                                                                                Securities, Inc.)


         Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                                 -------------


                        CALCULATION OF REGISTRATION FEE
================================================================================
                                     Proposed         Proposed
Title of Each Class    Amount         Maximum          Maximum       Amount of
   of Securities        to be      Offering Price      Aggregate    Registration
 to be Registered     Registered      Per Unit      Offering Price       Fee
--------------------------------------------------------------------------------
Common Stock $.01      1,000,000         $10          $10,000,000      $2,780
  Par Value Per                       Per Share
  Share
--------------------------------------------------------------------------------
Total                  1,000,000         $10          $10,000,000      $2,780*
================================================================================


---------------
* Previously paid.


         Coastal Community Group hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Coastal Community Group shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




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


                         COASTAL COMMUNITY GROUP, INC.

                             Cross Reference Sheet


Items of Form SB-2                                              Prospectus Caption or Location
------------------                                              ------------------------------

PART I - INFORMATION REQUIRED IN
         PROSPECTUS

 1.      Front of Registration Statement and outside            Facing Page of Registration Statement;
         Front Cover Page of Prospectus ...................     Front Cover Page of
                                                                Prospectus

 2.      Inside Front and Outside Back Cover Pages              Inside Front Cover Page;
         of Prospectus.....................................     TABLE OF CONTENTS

 3.      Summary Information and Risk Factors .............     PROSPECTUS SUMMARY;
                                                                RISK FACTORS

 4.      Use of Proceeds ..................................     USE OF PROCEEDS

 5.      Determination of Offering Price...................     PLAN OF DISTRIBUTION

 6.      Dilution..........................................     Not Applicable

 7.      Selling Security Holders..........................     Not Applicable

 8.      Plan of Distribution..............................     PLAN OF DISTRIBUTION; CERTAIN
                                                                TRANSACTIONS

 9.      Legal Proceedings.................................     LEGAL MATTERS

10.      Directors, Executive Officers, Promoters and           MANAGEMENT
         Control Persons...................................

11.      Security Ownership of Certain Beneficial               MANAGEMENT
         Owners and Management.............................

12.      Description of Securities.........................     DESCRIPTION OF CAPITAL STOCK

13.      Interest Of Named Experts and Counsel.............     Not Applicable

14.      Disclosure of Commission Position on                   DESCRIPTION OF CAPITAL STOCK
         Indemnification for Securities Act Liabilities....     -- Certain Anti-takeover, Indemnification
                                                                and Limited Liability Provisions

15.      Organization within Last Five Years...............     CERTAIN TRANSACTIONS

16.      Description of Business...........................     BUSINESS; SUPERVISION AND
                                                                REGULATION; AVAILABLE
                                                                INFORMATION

17.      Management's Discussion and Analysis or                MANAGEMENT'S DISCUSSION AND
         Plan of Operation.................................     ANALYSIS OF FINANCIAL
                                                                CONDITION AND RESULTS OF
                                                                OPERATION

18.      Description of Property...........................     BUSINESS -- Bank Premises

19.      Certain Relationships and Related                      MANAGEMENT; CERTAIN
         Transactions .....................................     TRANSACTIONS

20.      Market for Common Equity and Related                   SHARES ELIGIBLE FOR FUTURE
         Stockholder Matters...............................     SALE; PLAN OF DISTRIBUTION

21.      Executive Compensation............................     MANAGEMENT -- Employment
                                                                Agreements; Incentive Stock Option
                                                                Plan

22.      Financial Statements..............................     FINANCIAL STATEMENTS

23.      Changes in and Disagreements with Accountants on       Not Applicable
             Accounting and Financial Disclosure...........

PART II - INFORMATION NOT REQUIRED IN
          PROSPECTUS                                            Page II - 1

24.      Indemnification of Officers and Directors
                                                                Page II - 1
25.      Other Expenses of Issuance and Distribution
                                                                Page II - 1
26.      Recent Sales of Unregistered Securities
                                                                Page II - 1
27.      Exhibits
                                                                Page II - 2
28.      Undertakings
                                                                Page II - 3








                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                   SUBJECT TO COMPLETION, DATED JUNE 22, 1999


                                                        INITIAL PUBLIC OFFERING
                                                                     PROSPECTUS

                         COASTAL COMMUNITY GROUP, INC.

                                  COMMON STOCK
            MINIMUM: 900,000 SHARES------ MAXIMUM: 1,000,000 SHARES
                                $10.00 PER SHARE


         We are offering shares of our common stock to fund the start-up of a new commercial bank named Coastal Community Bank. We will be the sole owner of Coastal Community Bank which will have its executive offices in Miami, Florida. Coastal Community Bank will offer a full range of commercial and consumer banking services.




                                       Per Share    Minimum         Maximum
Price to Public                          $10.00    $9,000,000     $10,000,000
Maximum Offering Commissions             $ 0.95    $  855,000     $   950,000
Proceeds to Coastal Community Group      $ 9.05    $8,145,000     $ 9,050,000




We are offering shares of common stock in minimum amounts of 250 shares ($2,500) and you may purchase a maximum of 50,000 shares ($500,000), unless we waive these minimum and maximum requirements.

This is our initial public offering, and no public market currently exists for our shares. The offering will end ninety (90) days after the effective date unless we extend the offering period for additional periods of up to 90 days in the aggregate.

The common stock is being offered on a best-efforts basis, and no common stock will be sold unless we sell a minimum of 900,000 shares.

Until the minimum number of shares are sold and until Coastal Community Bank receives preliminary regulatory approval, your subscriptions will be deposited into an escrow account. See "Terms of the Offering."




             Proposed Trading Symbol: OTC Bulletin Board(R)- ______

The common stock offered by this prospectus involves a high degree of risk. You should purchase shares only if you can afford a complete loss. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered hereby are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, any other governmental agency or otherwise.


The information contained in this prospectus is not complete and may be amended. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                        COAST PARTNERS SECURITIES, INC.
                                __________, 1999

                               PROSPECTUS SUMMARY

         You should read the entire prospectus carefully to fully understand the offering. All information in this prospectus assumes that the minimum number of shares is sold unless we indicate otherwise.

COASTAL COMMUNITY GROUP AND COASTAL COMMUNITY BANK

         Coastal Community Group was formed as a bank holding company and was organized on October 6, 1998, as a Florida corporation. We will operate as a bank holding company under the Federal Bank Holding Company Act of 1956, and will own all of the common stock of Coastal Community Bank. We will organize Coastal Community Bank as a Florida state chartered commercial bank with depository accounts to be insured by the FDIC to the extent permitted by law. We intend to offer a full range of commercial and consumer banking services primarily in the communities of Miami-Dade County, Florida. We have filed or will, at the appropriate time, file applications with the Florida Department of Banking and Finance, the FDIC, and the Federal Reserve Bank of Atlanta and plan to start business in the third quarter of 1999. This starting date depends upon timely approval of the applications and the successful completion of this offering. We currently have our temporary offices at 255 Palm Avenue, Miami Beach, Florida 33139. We will lease our main facility and have signed an option to lease space for our operations. Coastal Community Bank's address will be 8700 North Kendall Drive, Miami, Florida. Coastal Community Bank and Coastal Community Group's temporary phone number is (305) 673-9442.


OUR PLANS FOR COASTAL COMMUNITY BANK

         We seek to create a customer oriented bank which provides high value to clients by delivering products and services matched directly to their needs. We believe that such a bank can attract clients who prefer to conduct business with a locally-managed bank that takes an active interest in their business and personal affairs.

         We believe that Coastal Community Bank will be able to generate competitively priced loans and deposits with an experienced staff providing a specialized level of personalized service. We anticipate that the staff will use current data processing systems selected to deliver high-quality products and provide responsive customer service. We anticipate that Coastal Community Bank will enter into agreements with other companies to provide customers with convenient electronic access to their accounts and other bank products through debit cards, voice response and home banking. Our use of these other companies should allow Coastal Community Bank to use current technology while minimizing the costs. We expect customers to appreciate a combination of the most innovative technology with personalized service. We expect that customers will prefer this approach to the depersonalized environment of Coastal Community Bank's larger competitors. See "Business - Business Strategy."

COASTAL COMMUNITY BANK'S MARKET AREA

         Coastal Community Bank's primary service area for its banking services will be the Kendall area of Miami, Florida. This area is covered by postal zip codes 33143, 33156, 33176, and 33173. It is bounded by Miller Road to the North, SW 104th Street to the South, Biscayne Bay to the East, and SW 107th Avenue to the West. The extended market area will comprise Miami-Dade County, Florida.

OUR BANKING LOCATION

         We have entered into an option to lease commercial office space at 8700 North Kendall Drive, Miami, Florida in one of three buildings in the Lennar Medical Center office complex. The building is located on the corner of 87th Avenue and North Kendall Drive which is a busy intersection in an area of medical offices and private homes.


         We anticipate that Coastal Community Bank will occupy approximately 4,600 square feet of office space on the first floor of the building. The other occupants of the building are physicians and other medical and dental service providers. We expect to open for business in the third quarter of 1999.

MANAGEMENT

         We have hired Hans C. Mueller to serve as Chairman, President, and Chief Executive Officer of Coastal Community Group and Coastal Community Bank. Mr. Mueller has 25 years of experience serving the banking industry both as an executive and as a service professional. Mr. Mueller most recently served as President of PanAmerican Bank from 1996 to 1998. PanAmerican Bank is a small community bank with less than $100,000,000 in assets, located in Miami, Florida. Previously Mr. Mueller was President of Trade National Bank in Miami, Florida.

         We also expect to assemble an experienced senior management team and board of directors who share a common vision and commitment to the success of Coastal Community Bank. Some officers and directors of Coastal Community Group and Coastal Community Bank have significant experience and familiarity with our primary service area, having previously worked with banks serving the South Florida community.

         The other directors are business people who have lived in the Miami-Dade County area for many years or have otherwise had significant business interests in the community or extensive banking experience. These directors have developed a number of business and personal relationships in Miami-Dade County which they believe will add to our success. The directors believe that their long standing ties to the community, coupled with their combined business and banking experience, give them insight into the area's needs and its desire for a new independent bank under local control. They believe that the community will react favorably to this new enterprise.

DIVIDEND POLICY

         We do not anticipate paying dividends on the common stock for the immediately foreseeable future.

SUMMARY


Securities offered                  We are offering a maximum of 1,000,000
                                    shares of common stock. We are requiring
                                    that a minimum of 900,000 shares
                                    be sold in this offering. We anticipate
                                    that members of our board of directors and
                                    their affiliates will purchase
                                    approximately 187,500 shares in this
                                    offering. See "Principal Shareholders."

Minimum purchase                    250 shares ($2,500)

Maximum purchase                    50,000 shares ($500,000)

Common stock to be                  Minimum: 900,500 shares
outstanding after this              Maximum: 1,000,500 shares
offering

Use of proceeds                     We estimate that the net proceeds to us from
                                    this offering will be $8,176,250 after
                                    deducting Coast Partners Securities, Inc.'s
                                    discounts, fees and the estimated offering
                                    expenses. Our organizers have advanced
                                    $650,000 to us to partially cover the
                                    expense of this offering and the organizing
                                    and pre-opening expenses of Coastal
                                    Community Bank. Organizational expenses are
                                    expenses related to the initial
                                    organization of Coastal Community Bank and
                                    include regulatory application fees, legal
                                    and accounting fees, and salaries.
                                    Pre-opening expenses are expenses incurred
                                    in the establishment of Coastal Community
                                    Bank other than for organizational matters.
                                    These include furniture, fixtures and
                                    equipment, construction, computer hardware,
                                    architects' fees, data processing set up
                                    and signage. Offering expenses are expenses
                                    related solely to the offering of Coastal
                                    Community Group's common stock and include
                                    legal and accounting fees in connection
                                    with the issuance and registration of the
                                    common stock, dealer commissions, escrow
                                    fees, printing costs and filing fees. After
                                    receipt of preliminary approval by the
                                    Department of Banking and Finance evidenced
                                    by our receipt of the "Notice of Intent to
                                    Approve", we will use part of the net
                                    proceeds to repay, with interest, the funds
                                    advanced by the organizers. Until such
                                    approval is received, all funds shall
                                    remain in escrow. We will invest the
                                    balance in overnight repurchase agreements
                                    with commercial banks secured by United
                                    States Treasury and agency securities. Once
                                    Coastal Community Bank is authorized to
                                    incorporate, we will use a substantial
                                    portion of the remaining proceeds from the
                                    sale of the common stock to purchase all of
                                    Coastal Community Bank's common stock for
                                    $7.5 million.

                                    Coastal Community Bank will use
                                    approximately $582,000, from the proceeds of the sale of the common stock to lease its office space, improve real estate for its main banking facility site, construct its main office and purchase furniture, fixtures and equipment and other necessary assets for its operations. We anticipate that the balance of the net proceeds contributed to Coastal Community Bank will be used to fund investments in loans and securities and for the payment of the operating expenses of Coastal Community
                                    Bank.

                                    The remaining proceeds, if any, after our purchase of Coastal Community Bank's common stock, will be invested in repurchase agreements with Coastal Community Bank secured by United States Treasury and agency securities. These remaining proceeds will be held as working capital for general corporate purposes and to pay operating expenses as well as for possible future capital contributions to Coastal Community
                                    Bank. See "Use of Proceeds."

RISK FACTORS                        Purchasing securities is risky and you
                                    should purchase our securities only if you
                                    can afford a complete loss. You should read
                                    the "Risk Factors" section before deciding
                                    whether to invest in the offering. See
                                    "Risk Factors."



                                  RISK FACTORS


         The common stock is a risky investment. It is not a deposit or an account insured by the FDIC or any other government agency. The following are some of the potential risks of an investment in the common stock and you should read them carefully before purchasing shares of common stock. There may also be other risks that we have not discussed. We have, however, disclosed all material risk factors now known to us.

RISKS ASSOCIATED WITH DELAY OR DENIAL OF STATE OR FEDERAL REGULATORY APPROVAL

         In order to operate as a bank, Coastal Community Bank must obtain regulatory approval from state and federal bank regulatory agencies. If regulatory approval is denied, Coastal Community Bank would not be able to commence its banking activities and investors could lose all or part of their investment. If regulatory approval is inordinately delayed, Coastal Community Group's accumulated deficit will continue to increase which will reduce the value of Coastal Community Group. Coastal Community Bank has applied for a Florida bank charter, for deposit insurance with the FDIC, and for membership in the Federal Reserve System. Coastal Community Group has applied to the Federal Reserve to become a bank holding company. Approval by these agencies is based upon a review of our application materials and upon a background investigation of our officers and directors. These agencies may also condition their approval upon the satisfaction of additional requirements. We may not have received regulatory approvals when the closing of this offering takes place. There can be no assurance that the necessary approvals will be forthcoming or that Coastal Community Bank and Coastal Community Group could comply with any additional requirements.

YOU MAY LOSE ALL OF YOUR INVESTMENT IF COASTAL COMMUNITY GROUP IS DISSOLVED AND LIQUIDATED

         If we satisfy the offering conditions before we receive preliminary approval from the Florida Department of Banking and Finance, all funds shall remain in escrow until we receive the approval. If we do not receive preliminary approval within 180 days after the end of the offering period, as extended, all funds will be returned to you. In such case, any interest which may have accrued on such funds in the escrow account will be distributed to you as equitably as possible pro rata in accordance with your subscription amount and the length of time such amount is held in escrow. If we receive preliminary approval, but if final approval to begin banking operations is not granted within 18 months after the receipt of Florida Department of Banking and Finance preliminary approval, or if we are unable to commence business for some other reason, we will ask the shareholders to approve our dissolution and liquidation. If this happens, we will return your investment, less all expenses incurred by us, including the expenses of the offering, the organizational and pre-opening expenses of Coastal Community Group and Coastal Community Bank, and claims of creditors. If we liquidate, the organizer's loans will be paid back to our organizers before any proceeds are returned to you. As a result, funds returned to you, if any, will be reduced or possibly completely depleted. Our expenses and potential losses will increase if preliminary approval and/or the opening of Coastal Community Bank is delayed. See "Return of Proceeds to Investors If Coastal Community Bank, Inc. Does Not Open For Business."

WE MAY BE UNABLE TO OPEN FOR BUSINESS IF WE CANNOT OCCUPY OUR LEASED FACILITIES

         We expect to begin operations in our leased facility in the third quarter of 1999, but there can be no assurance as to when, if at all, this will occur. Whether we open for business is dependent upon our ability to occupy the leased premises. If Coastal Community Bank is unable to open for business, investors may lose all or part of their investment. Although we have an option to lease office space at our planned location, the option is contingent upon the current tenant leaving the office space. The current tenant intends to relocate but is not obligated to do so and there can be no assurance that the current tenant will leave in a timely manner, if at all. If the current tenant decides to remain, it has told us that it is willing to sublease office space to us but it is under no obligation to do so and there can be no assurance that we would be able to enter into such a sublease arrangement. Before we undertake the leasehold improvements and construction needed to operate a bank, we must obtain building permits and approvals of parking from the Miami-Dade County Planning and Zoning authorities. Although we do not expect that the building permit or the review of the parking facilities to meet with opposition from the County, there can be no assurance that these permits and approvals will be granted or, if granted, granted on a timely basis.

DELAYS IN STARTING BUSINESS WILL INCREASE OUR DEFICIT

         As of April 30, 1999, our accumulated deficit was $387,364 and we will continue to incur pre-opening expenses until Coastal Community Bank opens. Any delay in opening will increase pre-opening expenses and postpone our receipt of potential revenues and income. Until we start operating at a profit, our accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as rent on Coastal Community Bank's proposed premises, salaries and other administrative and professional expenses continue to be incurred.

WE MAY BE UNABLE TO OPEN FOR BUSINESS IF WE ARE UNABLE TO STAFF COASTAL COMMUNITY BANK

         In order to operate, we must hire experienced personnel to run the day to day operations of Coastal Community Bank. If we are unable to hire an experienced staff, we will not be able to open for business. Coastal Community Bank anticipates that in addition to Mr. Mueller, it will require a Senior Vice President in charge of lending, a Senior Vice President in charge of operations, as well as three tellers, three back room and accounting employees, and one loan and other operations staff member. There can be no assurance that Coastal Community Bank will be able to hire a staff sufficient to operate Coastal Community Bank.

WE ARE A NEW BUSINESS WITH NO OPERATING HISTORY

         We are a new business with no operating history. Our business is subject to the same risks that all new businesses face. We have only recently formed Coastal Community Group and have only recently applied for the necessary regulatory approvals to establish Coastal Community Bank. Because we have not opened for business as of the date of this prospectus, you do not have access to all of the information that is available to the purchasers of securities of a financial institution with a history of operations. This information may be important to you in assessing your proposed investment.

WE EXPECT SIGNIFICANT LOSSES FOR AT LEAST TWO YEARS

         Because of the substantial start-up costs that must be incurred by a new bank, we expect to incur significant operating losses during our initial years of operations. Our profitability will depend primarily upon

Coastal Community Bank's operations and there is no assurance that Coastal Community Bank will ever operate profitably.

OUR COMPETITORS ARE LARGER AND MORE EXPERIENCED

         We will face strong competition for deposits, loans and other financial services from numerous Florida and out-of-state banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services. Some of the financial institutions and financial services organizations with which we will compete, such as brokerage firms and credit unions, are not regulated as heavily as Coastal Community Bank.

         As of April 30, 1999, approximately 12 branch bank offices are located within the primary service area. See "Business - General" and "Business -- Market Area." Many of these financial institutions aggressively compete for business in the primary service area. Most of these competitors have been in business for many years and have established customer bases. Most are also larger and have substantially higher lending limits than Coastal Community Bank. Coastal Community Bank will have only one location when it commences business and this may put Coastal Community Bank at a competitive disadvantage with respect to competitors which offer certain services, including multiple branches and international banking services, that we can offer only through corespondents, if at all. In addition, most of these entities have greater capital resources than Coastal Community Bank. This may allow them to offer services at a lower cost to the customer and to provide larger credit facilities than we could. See "Business - Market Area" and "Business Competition." Additionally, recently enacted federal and Florida legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks. See "Supervision and Regulation Interstate Banking."

WE WILL NEED MORE CAPITAL OVER THE NEXT FOUR YEARS

         We will likely need additional capital beyond that which will be provided by this offering and any amounts likely to be generated by Coastal Community Bank's operations over the next four years before we undertake any significant acquisitions or other expansion of operations. There can be no assurance that any funds necessary to finance such acquisitions or expansion will be available. If additional capital is not generated any expansion will be delayed or canceled and this may affect book value per share. Regulatory capital requirements and borrowing restrictions may have the effect of constraining future growth. We do not, however, expect to need additional capital in the next 12 months to open for business.

FUTURE SALES OF STOCK MAY DILUTE YOUR INTEREST

         To the extent that we rely upon the sale of additional stock to finance future expansion, such sale could result in significant dilution to the interests of investors purchasing shares in this offering.

RISKS ASSOCIATED WITH FEDERAL, ECONOMIC AND MONETARY POLICY MAY AFFECT OUR ABILITY TO ATTRACT DEPOSITS, MAKE LOANS AND ACHIEVE SATISFACTORY INTEREST RATE SPREADS

         We will be subject to extensive federal and state government supervision and regulation. Existing federal and state banking laws will substantially limit us with respect to loans, purchases of securities, payment of dividends and many other aspects of its banking business. These laws may be changed and future legislation or government policy may adversely affect the banking industry or the operations of Coastal Community Bank. Federal, economic and monetary policy may affect our ability to attract deposits, make loans and achieve satisfactory interest rate spreads. See "Supervision and Regulation."

WE DEPEND ON HANS C. MUELLER AND HE WOULD BE DIFFICULT TO REPLACE

         We are dependent upon the services of Mr. Mueller, the Chairman of the Board and Chief Executive Officer of Coastal Community Group and Coastal Community Bank. The loss of Mr. Mueller could adversely affect the operations of Coastal Community Group and Coastal Community Bank. We have entered into an employment agreement with Mr. Mueller in an effort to retain his services for an extended period of time. Our board of directors has adopted a resolution to obtain a policy of key person life insurance on Mr. Mueller to compensate Coastal Community Group for the possible loss of his services. See "Business - Employees" and "Management."

RISKS ASSOCIATED WITH CREDIT LOSSES

         The risk that loans will not be repaid is inherent in commercial banking, and if nonpayment occurs, our earnings and overall financial condition may suffer and the value of our stock may decrease. We expect to focus on small-to-medium sized businesses, which may result in a larger concentration by Coastal Community Bank of loans to such businesses. As a result, we may assume greater lending risks than banks which tend to make loans to larger companies. We also expect to offer short term adjustable rate mortgages with terms from 3-5 years. The principal and interest payments on these loans is not completely amortized over the term of the loan but rather the loan is paid off with a large payment at the end of the term. While the interest rate risk is low with this type of loan, the large payment at the end of the term increases the repayment risk. We will attempt to minimize our credit exposure by carefully monitoring the concentration of our loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce lending risks.

LENDING LIMITS MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT LARGE CUSTOMERS

         Because of lending limits, the size of the loans which Coastal Community Bank can offer to potential customers is less than the size of loans that most of our competitors are able to offer. Initially, this limit may adversely affect our ability to form relationships with the area's larger businesses. Based upon capitalization of $7.5 million, we will be subject to a limit of 15% of capital or $1,125,000 on unsecured loans that we may make to any one borrower and 25% of capital or $1,875,000 on secured loans that we may make to any one borrower. The board of directors of Coastal Community Bank will establish an "in-house" limit that will be somewhat lower than our legal lending limit. The board may from time to time raise or lower the "in-house" limit as it deems appropriate to comply with safe and sound banking practices and respond to overall economic conditions. We expect to accommodate loan volumes larger than our lending limit by selling participation in such loans to other banks. However, there can be no assurance that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participation in such loans on terms favorable to us.

OUR BUSINESS WILL BE HEAVILY CONCENTRATED ON LOANS TO THE HEALTHCARE INDUSTRY

         The business economy of Coastal Community Bank's primary service area is largely represented by the health care industry, including a major hospital, clinics and medical and dental offices. We may have concentrations of credit extended to this industry group. Adverse conditions in any one or more of the industries operating in Coastal Community Bank's primary service area or a slowdown in general economic conditions could have an adverse effect on us, including our ability to originate and collect loans. See "Business - Market Area."

RISKS ASSOCIATED WITH INTEREST RATE FLUCTUATION AND ECONOMIC DOWNTURN

         The profitability of financial institutions, including Coastal Community Bank, may be negatively affected by changes in economic conditions, including declines in real estate market values, rapid changes in interest rates and monetary and fiscal policies of the federal government. Our profitability is partially dependent upon the spread between the interest rates that we earn on investments and loans and the interest rates that we pay on deposits and other interest-bearing liabilities.


         In the early 1990's, many banking organizations experienced historically broad interest rate spreads which increased profit margins. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure. There can be no assurance that broad and profitable high interest rate spreads will return because market conditions and pricing pressures may continue to narrow the interest rate spread.


         Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be affected differently by a given change in interest rates. As a result, several variables could have a positive or negative effect on Coastal Community Bank's net income, capital and liquidity. These include:


         -        an increase or decrease in interest rates

         -        the length of loan terms


         - the mix of adjustable and fixed rate loans in Coastal Community Bank's portfolio


A DECLINE IN THE MIAMI-DADE COUNTY ECONOMY COULD NEGATIVELY AFFECT US

         Substantially all of our loans will be to businesses and individuals in the Miami-Dade, Florida area and any decline in the economy of this area could have an adverse impact on us. Although we do not plan to make any foreign loans or investments, the economy of Miami and Miami Dade County is based in significant part on international trade and investment and international tourism particularly with respect to Latin America. The economies and governments of Latin America have historically been, and continue to be, fragile and volatile. Any economic downturn or political or economic crisis in the region as a whole, or in a particular country important to the local market such as Brazil or Venezuela, would have an adverse effect on the local economy and might negatively affect Coastal Community Bank. There can be no assurance that the recent economic problems in Brazil and in other Latin American countries will be resolved or that the region will enjoy a period of stable economic growth.

FAILURE TO UPDATE BANKING COMPUTER TECHNOLOGY MAY NEGATIVELY AFFECT OUR BUSINESS

         Many of our competitors have substantially greater resources to invest in technological improvements than we do. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers. The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the varying needs of our customers. We plan to use technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. See "Business - Business Strategy."

WE FACE RISKS RELATING TO YEAR 2000 COMPLIANCE

         There can be no assurance that Coastal Community Bank's Year 2000 compliance program will adequately address unforseen and/or large scale national or global problems or that year 2000 problems will not have a material adverse effect on Coastal Community Bank. Year 2000 problems arise due to the fact that many computer programs use only two digits to represent a year. When we enter the year 2000 computers may interpret A00" as A1900" instead of A2000." As a result, many computers and computer dependent systems may produce errors or cease to function all together. We will obtain certification from our vendors and suppliers of computer hardware and software that all of our systems will be Year 2000 compliant. Coastal Community Bank will also require representations and warranties from its borrowers of their Year 2000 compliance. Further, bank regulatory agencies such as the FDIC and the Federal Reserve have in place Year 2000 compliance programs to protect the banking industry. There is no reliable forecast of the effect of the Year 2000 problem on the national and global economy or of what other related issues may arise. See "Business- Year 2000."

ANTI-TAKEOVER PROVISIONS MAY LOWER THE PRICE YOU RECEIVE FOR YOUR STOCK

         Anti-takeover provisions in our articles of incorporation may have the effect of delaying or preventing a change in control of Coastal Community Group without action by the shareholders. These provisions along with state and federal law could make us less attractive to a potential acquirer or cause you to receive less for your shares than otherwise might be available if there is a change in control of Coastal Community Group.

         Federal banking law contains provisions that will make it more difficult for anyone to acquire us without our board of directors' approval. See "Supervision and Regulation."

         Florida law also contains certain provisions which may have the effect of deterring unsolicited attempts to acquire us. Further, our articles of incorporation divide the board of directors into three classes with the term of office of one class expiring each year. The articles of incorporation also authorize the board of directors of Coastal Community Group to issue shares of preferred stock, with such rights as the directors may determine upon issuance. See "Description of Capital Stock - Certain Anti-Takeover Provisions."

WE HAVE NO PLANS TO PAY DIVIDENDS

         We do not anticipate paying dividends on the common stock for the immediately foreseeable future. We will likely be largely dependent upon dividends paid by Coastal Community Bank for funds to pay dividends on our common stock, if and when such dividends are declared. Coastal Community Bank does not anticipate paying dividends during at least the first three years of operations. The ability of a state bank to pay dividends is subject to its profitability and to government regulations which limit the aggregate amount of cash dividends based on then-current income levels. No assurance can be given that future earnings of Coastal Community Bank, and any resulting dividends to us, will be sufficient to permit the legal payment of dividends to you at any time in the future. Even if we may legally declare dividends, the amount and timing of such dividends will be at the discretion of our board of directors. The board may in its sole discretion decide not to declare dividends. For a more detailed discussion of other regulatory limitations on our payment of cash dividends, See "Dividend Policy."

WE HAVE INDEMNIFIED OUR DIRECTORS AS FULLY AS POSSIBLE AND THIS MIGHT RESULT IN A CHARGE AGAINST EARNINGS

         Our articles of incorporation and bylaws provide for the indemnification of officers and directors and insulate officers and directors from liability for certain breaches of the duty of care. Additionally, we have entered into indemnification agreements with each of our directors to provide them with the maximum possible protection in order to attract officers and directors with the proper background in banking and healthcare. It is possible that the indemnification obligations imposed under our articles of incorporation and bylaws and indemnification agreements could result in a charge against our earnings and thereby affect the availability of funds for payment of dividends to you. See "Description of Capital Stock - Indemnification and Limited Liability Provisions."





DETERMINATION OF OFFERING PRICE IS NOT BASED ON EARNINGS OR OPERATING HISTORY

         The initial public offering price of $10.00 per share was determined by negotiation between us and Coast Partners Securities, Inc. This price was arbitrarily determined and is not based upon earnings or any history of operations and should not be construed to indicate the present or anticipated future value of the common stock. See "Plan of Distribution."

CONTROL BY MANAGEMENT COULD PREVENT AN ACQUISITION AND LOWER THE PRICE YOU RECEIVE FOR YOUR STOCK

         Although the combined ownership and control over our common stock by our officers and directors is likely to be less than 30% after this offering, they will be able to exert a significant measure of control over our affairs and policies. Such control could be used, for example, to help prevent someone from acquiring us. This might preclude shareholders from receiving a higher price for our common stock from a potential acquirer. See "Principal Shareholders."

BECAUSE WE EXPECT A LIMITED TRADING MARKET, AS A START-UP COMPANY, IT MAY BE DIFFICULT FOR YOU TO RESELL YOUR STOCK

         A public trading market may not develop or may develop slowly which may make it difficult to resell your stock. You should carefully consider the potentially illiquid and long-term nature of your investment in the shares being sold in this offering. Prior to this offering, there has been no public trading market for our common stock and the offering price of $10 per share has been determined by negotiations between us and Coast Partners Securities, Inc. and may be greater than the market price for the common stock following this offering. Coast Partners Securities, Inc. has advised us that, upon completion of this offering, either it or its syndicate members intend to act as a market maker in the common stock, subject to applicable laws and regulatory requirements. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to buy and sell the securities in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements.

         The development of a public trading market depends, however, upon the existence of willing buyers and sellers. Neither Coastal Community Group, Coastal Community Bank nor any market maker can control this development. Even with a market maker, factors such as the limited size of this offering, the lack of earnings history and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of the development of an active liquid market for the common stock in the foreseeable future. Even if a market develops, there can be no assurance that a market will continue, or that you will be able to sell your shares at or above the offering price of $10 per share.

         Coast Partners Securities, Inc. has no obligation to make a market in the common stock and even if it begins to make a market, it may stop at any time. The potential size of a secondary market for the common stock might, at least initially, be limited to some extent by the requirement of a $2,500 minimum investment imposed in this offering. The minimum investment requirement may restrict the number of shareholders and make subsequent trading of small numbers of shares less likely even though this $2,500 minimum investment requirement will not apply to trading subsequent to this offering.

                              RECENT DEVELOPMENTS

         Since April 30, 1999, the date of Coastal Community Group's most recent audited financial statements, Coastal Community Group has continued to incur organizational and offering expenses. As of April 30, 1999, Coastal Community Group's accumulated deficit was $387,364. The expenses incurred relate to salaries, filing fees, supplies, and legal and other professional fees incurred in the organization of Coastal Community Bank, the regulatory application process and in connection with this offering. On March 10, 1999, our organizers advanced an additional $350,000 in the form of a loan under the same terms as the initial advance of the $300,000 organizational expense fund. These funds will be used to cover the costs associated with this offering and some pre-opening expenses of Coastal Community Bank.


                             TERMS OF THE OFFERING

         Coastal Community Group is offering up to 1,000,000 shares of its common stock for cash at a price of $10.00 per share. A minimum purchase of 250 shares is required for each initial investor. Individual investors, other than the organizers, may subscribe for up to a maximum of 50,000 shares in the offering period. The purchase price of $10.00 per share shall be paid in full upon the closing of the offering. Coastal Community Group will offer the shares to the public for a period of 90 days, unless extended by Coastal Community Group in its sole discretion for additional periods of up to 90 days in the aggregate.

         The offering conditions, which may not be waived, are as follows:

         (a) Subscriptions for a minimum of 900,000 shares shall be received, and not less than $9,000,000 in subscriptions shall be received, during the offering period, as the same may be extended; and

         (b) Coastal Community Group shall not have terminated this offering prior to the closing of the offering.

         All funds raised during the offering period, as extended, shall be held in escrow by SunTrust Bank, Miami, Florida as escrow agent. If less than $9,000,000 is raised during the offering period, as extended, the offering will be canceled and all funds shall be returned promptly to investors. In addition to the foregoing offering conditions, if the minimum of $9,000,000 is raised during the offering period, as extended, but Coastal Community Bank has not received preliminary approval from the Florida Department of Banking and Finance, evidenced by our receipt of the "Notice of Intent to Approve" our application, all funds shall remain in escrow, and the closing shall not occur, until such approval is granted. If Coastal Community Bank does not receive preliminary approval within 180 days after the end of the offering period, as extended, the offering will be canceled and all funds will be returned in full to investors. In the event that the escrowed subscription funds are returned to investors because any of the above conditions are not satisfied within the specified time periods, any interest which may have accrued on such funds in the escrow account will be distributed to investors as equitably as possible pro rata in accordance with each investor's subscription amount and the length of time such amount is held in escrow. In the event the conditions are satisfied and the closing occurs, any and all interest which may have accrued on such funds will be retained by Coastal Community Group.

         If Coastal Community Bank is granted preliminary approval but subsequently fails to receive final approvals to begin banking operations within 18 months after the receipt of the preliminary approval or subsequently fails to commence business, all remaining funds shall be returned to investors, after we have paid organizational and pre-opening expenses and the costs of the offering. See Risk Factors - "You may lose all of your investment if Coastal Community Group is dissolved and liquidated" and "Return of Proceeds to Investors If Coastal Community Bank, Inc. Does Not Open for Business." Coastal Community Group may cancel this offering for any reason at any time prior to the closing of this offering.

         We can give no assurance that proceeds from the sale of the common stock can or will be invested at the highest rate of return available or that any income will be realized from the investment of funds.



                                      USE OF PROCEEDS
                            SUMMARY TABLE OF USE OF PROCEEDS
-----------------------------------------------------------------------------------------
                                                               A                   B

                                                              Min.                Max
                                                           ----------          ----------

Net Proceeds(1):                                           $8,176,250          $9,081,250
                                                           ==========          ==========


     1)  Invested in Bank:

              Organizational Expenses:

              Compensation                                 $  120,000          $  120,000

              Regulatory Application Fees                      15,000              15,000

              Accounting and Legal Fees                        90,000              90,000

              Other                                            75,000              75,000
                                                           ----------          ----------

         Total Organizational Expenses                        300,000             300,000


              Leasehold improvements                          250,000             250,000

              Furniture, Fixtures & Equip.                    200,000             200,000

              First year occupancy expense                    115,000             115,000

              Loans                                         3,000,000           3,000,000

              Investments                                   2,000,000           2,000,000

              Working Capital                               1,635,000           1,635,000
                                                           ----------          ----------

         Total Invested in Bank                             7,500,000           7,500,000


2) Remaining in Coastal Community Group

              Working Capital                              $  676,250          $1,581,250
                                                           ----------          ----------

TOTAL NET PROCEEDS                                         $8,176,250          $9,081,250
                                                           ==========          ==========



(1) The net proceeds are net of offering commissions which are $723,750 and $818,750 respectively for minimum and maximum results of the offering, assuming that officers, directors and affiliates purchase an aggregate of 187,500 shares in the offering, and offering expenses of $100,000 with respect to both the minimum and maximum results of the offering. The offering expenses include up to a maximum of $50,000 of reimbursement expenses paid to Coast Partners Securities Inc.

         Upon receipt of regulatory approval to incorporate Coastal Community Bank, $7.5 million of the net proceeds of this offering will be invested by Coastal Community Group in shares of common stock of Coastal Community Bank to provide Coastal Community Bank's initial capitalization. If such regulatory approval is not obtained, but Coastal Community Bank has received preliminary approval from the Department of Banking and Finance evidenced by our receipt of "Notice of Intent to Approve" our application, the net proceeds, less organizational and pre-opening expenses of Coastal Community Group and Coastal Community Bank will be returned to investors. If such preliminary approval is not obtained all funds will be returned to investors. See Risk Factors - "You may lose all of your investment if Coastal Community Group is dissolved and liquidated" and "Return of Proceeds to Investors If Coastal Community Bank, Inc. Does Not Open for Business." Coastal Community Bank expects to use approximately $300,000 for organizational expenses and $565,000 to lease, improve, furnish and equip the permanent premises in which Coastal Community Bank will be located. The remaining amount of $6,766,250 will be used by Coastal Community Bank to fund investments in loans and U.S. government and agency securities, and for working capital.

         A total of approximately $650,000 has been advanced by an affiliate of one of the organizers to Coastal Community Group to cover expenses of organizing Coastal Community Bank and offering and pre-opening expenses. Under the terms of these advances, the lender will receive repayment in full plus interest at a rate of prime plus 2%, on or about the closing of this offering. See "Certain Transactions."

         The balance of the net proceeds of a complete offering of 1,000,000 shares, after capitalizing Coastal Community Bank with $7.5 million, is estimated to be approximately $1,581,250 ($676,250 if the minimum number of shares is sold). Such amounts will initially be invested by Coastal Community Group in overnight repurchase agreements with commercial banks secured by U.S. Treasury and agency securities and otherwise will be held by Coastal Community Group as working capital for general corporate purposes as well as for possible future capital contributions to Coastal Community Bank to support asset growth. Such uses by Coastal Community Group, however, may be subject to change. Coastal Community Group believes that the net proceeds of the offering will satisfy Coastal Community Group's cash requirements for at least the first 12-month period following the opening of Coastal Community Bank.

         Coastal Community Group's organizers also have indicated their present intention to purchase shares of common stock in this offering. See "Principal Shareholders."


        RETURN OF PROCEEDS TO INVESTORS IF COASTAL COMMUNITY BANK, INC.
                           DOES NOT OPEN FOR BUSINESS

         We expect to open for business upon receipt of final approval from the Florida Department of Banking and Finance. We expect the Florida Department of Banking and Finance to approve our application after completing its investigation. We will need the approval of the FDIC and the Federal Reserve Bank of Atlanta before we will be able to commence operations. There can be no assurance that the Florida Department of Banking and Finance will grant either preliminary or final approval or that the approvals of the FDIC or of the Federal Reserve Bank of Atlanta will be granted.

         After receipt of preliminary approval, we expect to complete the construction of the banking premises in order to be ready to open for business. There can be no assurance that the construction will be successfully completed. If final approval is not granted in a timely manner or if the opening of Coastal Community Bank is delayed for other reasons, we expect to make a decision, no later than 18 months after the receipt of preliminary approval, whether we should continue in our efforts to establish Coastal Community Bank.

         If the board determines that continued efforts would be futile, we will ask the shareholders to approve the dissolution and liquidation of Coastal Community Group. If this happens, we will return your investment, less all expenses incurred by us up to that point including the expenses of the offering, the organizational and pre-opening expenses of both Coastal Community Group and Coastal Community Bank, and any claims of creditors. If Coastal Community Bank's application is denied before it receives preliminary approval evidenced by our receipt of the "Notice of Intent to Approve" our application, all funds shall be returned to investors.

         After the offering and before Coastal Community Bank receives final approvals from the Florida Department of Banking and Finance and the FDIC to commence banking operations, the proceeds from this offering will be available for organizational and pre-opening expenses of Coastal Community Group and Coastal Community Bank and for the offering expenses. As a result, if we liquidate, you would receive a return of only a portion of your investment due to the foregoing expenses and would suffer a significant loss.

         We expect to obtain preliminary approval on or about August 1, 1999 but there is no assurance that we will receive such approval at that time or at all. As of this date the accumulated organizational expenses of Coastal Community Bank are estimated to be approximately $300,000. This amount includes monies spent for deposits, salaries, insurance, accounting and legal fees, regulatory filing fees and other organizational expenses.

         Assuming that officers, directors and affiliates purchase an aggregate of 187,500 shares in the offering, we expect that Coast Partners Securities, Inc.'s discounts and commissions will be within a range between $723,750 to $818,750. The minimum and maximum range will decrease if more than 187,500 shares are purchased by officers, directors, affiliates or investors identified by Coastal Community Group (up to a maximum of 400,000 shares).

         In addition, we expect that the offering expenses and expenses incurred in organizing Coastal Community Group will total approximately $100,000. These expenses include legal and accounting fees, financial printing costs, filing fees, and other expenses associated with the offering and the initial operations of Coastal Community Group.

         In the period between the time that we obtain preliminary approval and the time when the Bank opens for business, we expect to incur pre-opening expenses of approximately $550,000. These expenses include the expenses for interior construction including architects' and design fees, construction costs and furniture, fixtures and equipment, the cost of Coastal Community Bank's data processing system, the installation of a local area network computer system, rental expense, salaries, additional legal fees, and other expenses required to allow Coastal Community Bank to open for business and operate.

         If Coastal Community Bank were unable to obtain final approval or were unable to commence operations for any other reason, we expect that the approximate total amount that you would be at risk that would not be returned to you if Coastal Community Bank failed to open would be $1,800,000 or approximately 18% of an expected investment of $10,000,000. It is possible that your loss could exceed this estimate.


                                DIVIDEND POLICY

         Coastal Community Group initially expects that all its earnings and Coastal Community Bank's earnings, if any, will be retained to finance the growth of Coastal Community Group and Coastal Community Bank and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, Coastal Community Group will probably be largely dependent upon dividends paid by Coastal Community Bank for funds to pay dividends on the common stock. It is also possible, however, that Coastal Community Group will pay dividends in the future generated from investment income and other activities of Coastal Community Group Under federal regulation, Coastal Community Bank will be restricted as to the maximum amount of dividends it may pay on its common stock. Moreover, the approval of the Florida Department of Banking and Finance is required for the payment of any dividend if the aggregate amount of all dividends paid by Coastal Community Bank during such calendar year would exceed the sum of:

         (a) the total net profits of Coastal Community Bank for that year; and

         (b) the retained net profits of Coastal Community Bank for the previous two years less any amounts required to be transferred to surplus.

         The Florida Department of Banking and Finance and the FDIC are also authorized under circumstances to prohibit the payment of dividends by Coastal Community Bank. Under federal law and Federal Reserve policy, a bank holding company is required to serve as a source of financial strength to its subsidiary bank and to commit resources to support the bank. The Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the Coastal Community Group's needs, asset quality and overall financial condition. For additional information regarding restrictions on payment of dividends, See "Supervision and Regulation - Dividends."


                                 CAPITALIZATION

         The following table sets forth the capitalization of Coastal Community Group as of April 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby (assuming the maximum number of shares is sold):



                                                                                            APRIL 30, 1999
                                                                            ---------------------------------------------

                                                                            ACTUAL (1)                     AS ADJUSTED(1)
                                                                            ---------                      --------------

STOCKHOLDERS' EQUITY:
     Common stock, $.01 par value, 10,000,000 shares
authorized; 500 shares issued and outstanding
(1,000,500 shares as adjusted)                                              $       5                          $10,005

     Preferred Stock, $.01 par value, 2,000,000 shares
authorized; no shares issued or outstanding
                                                                               -none-                           -none-


     Additional paid-in capital                                                 4,995                        9,076,245(2)


     Accumulated deficit (3)                                                 (387,364)                        (387,364)
                                                                            ---------                       ----------


         Total stockholders' equity                                         $(382,364)                      $8,698,886
                                                                            =========                       ==========



-------------------
(1) Does not include 200,000 shares of common stock issuable upon exercise of outstanding options under Coastal Community Group's incentive stock option plan and 200,000 shares of common stock issuable under options and warrants granted to Coastal Community Group's organizers. See "Management - Incentive Stock Option Plan" and "Management - Organizers' Warrants."
(2) After deducting offering discounts and commissions of $818,750 to Coast Partners Securities, Inc. and other offering costs of approximately $100,000.
(3) The accumulated deficit as of April 30, 1999, is comprised primarily of aggregate organizational and offering expenses related to legal and other professional fees, salaries, filing fees and other costs and expenses incurred in the regulatory application process and in the creation of Coastal Community Group. The accumulated deficit will continue to increase prior to the start of Coastal Community Bank's operations, and will then increase further as Coastal Community Bank incurs expected initial operating losses. Coastal Community Bank will hire additional employees prior to opening and then will incur further salary expenses and training costs. Coastal Community Group will also incur additional professional fees in connection with this offering and other corporate matters.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         Coastal Community Group is still in a development stage and will remain in that stage until the offering of Coastal Community Group's common stock is completed and Coastal Community Bank starts operating. Coastal Community Group has funded its start-up and organization costs through $650,000 in advances from the organizers to Coastal Community Group. Under the terms of these advances, the organizers will receive repayment in full plus interest on or about the closing of this offering. The net proceeds of the offering will be segregated until Coastal Community Bank receives final approvals from the Florida Department of Banking and Finance and the FDIC to begin banking operations, but will be available for organizational and pre-opening expenses of Coastal Community Group and Coastal Community Bank. Coastal Community Group believes that the remaining net proceeds of the offering will satisfy Coastal Community Group's cash requirements for at least the first 12-month period following the opening of Coastal Community Bank. Accordingly, Coastal Community Group does not anticipate that it will be necessary to raise additional funds for the operation of Coastal Community Group and Coastal Community Bank over the next 12 months. For additional information about material expenditures during this period, see "Use of Proceeds." For information about the increase in employees following the opening of Coastal Community Bank, see "Business-Employees." For additional information about the plan of operations for Coastal Community Group and Coastal Community Bank, see "Business" and "Management." For a discussion of Year 2000 issues, see Risk Factors - We face risks relating to Year 2000 compliance" and "Business - Year 2000."


                                    BUSINESS

GENERAL

         Coastal Community Group was incorporated under the laws of the State of Florida on October 6, 1998 and filed a name change amendment to become Coastal Community Group on May 6, 1999. Coastal Community Group was formed to own all of the common stock of Coastal Community Bank and to engage in the business of a bank holding company under the Federal Bank Holding Company Act of 1956.

         Coastal Community Bank is organizing as a Federal Reserve member Florida state chartered commercial bank with depository accounts to be insured by the FDIC to the extent permitted by law. Coastal Community Bank intends to offer a full range of commercial and consumer banking services primarily within its designated primary service area which includes the Kendall area of Miami, Florida comprising the area covered by postal zip codes 33143, 33156, 33176, and 33173 and generally described as the area bounded by Miller Road to the North, SW 104th Street to the South, Biscayne Bay to the East, and SW 107th Avenue to the West.

         Coastal Community Group and Coastal Community Bank have applied or will, at the appropriate time, apply for all necessary regulatory approvals. Assuming that Coastal Community Bank and Coastal Community Group receive the regulatory approvals, and successfully complete this offering, Coastal Community Group and Coastal Community Bank anticipate starting business in the third quarter of 1999 at 8700 North Kendall Drive, Miami, Florida. Coastal Community Bank expects to receive Florida Department of Banking and Finance preliminary approval on or about August 1, 1999 which is only an estimate and is subject to many factors inherent in the regulatory approval process.

         Coastal Community Bank intends to open for business as soon as reasonably possible upon completion of the offering and the satisfaction of any conditions imposed by the regulatory authorities. Preliminary approval is granted after the Florida Department of Banking and Finance has completed its review of the charter application and approved the plan to form a de novo bank as stated in the application. Final approval is granted after the Florida Department of Banking and Finance has completed its investigation with respect to the information contained in the application and has determined that Coastal Community Bank is ready to commence business.

         In addition to approval by the Florida Department of Banking and Finance, Coastal Community Bank must receive approval from the FDIC in order to obtain deposit insurance and approval from the Federal Reserve Bank of Atlanta for membership in the Federal Reserve System. Coastal Community Group also must receive approval from the Federal Reserve Bank of Atlanta to operate as a registered bank holding company. See "Risk Factors - Risks associated with delay or denial of state or federal regulatory approval." Coastal Community Group currently maintains its offices at 255 Palm Avenue, Miami Beach, Florida 33139. Coastal Community Group's telephone number is (305) 673-9442.

BACKGROUND

         Recent changes in federal and State of Florida interstate banking laws have allowed interstate banking and branching to take place much more extensively than was formerly possible. This has led to substantial consolidation of the banking industry in Florida and the Southeast Florida area. Since the early 1980's, large regional bank holding companies have acquired a substantial number of the area's locally owned or locally managed financial institutions. Members of the board, many of whom have been participants or observers of the local banking scene for many years, have noticed the need for a locally owned, highly service-oriented banking organization to fill a void created by this consolidation in the banking industry. Specifically, the board believes that the area could greatly benefit from a financial institution whose focus would be to serve the business and personal banking needs of local entrepreneurs and local business owners. The board also believes that this niche is currently being under-served by other banks.

         In the opinion of Coastal Community Group's management and board, this situation has created a favorable opportunity for a new commercial bank with headquarters in the Miami-Dade area. Management of Coastal Community Group believes that such a bank can attract those customers who prefer to conduct business with a locally-managed institution that demonstrates an active interest in their businesses and personal financial affairs. Coastal Community Group believes that a locally managed institution will be better able to deliver more timely responses to customer requests, provide customized financial products or services which address out-of-the-ordinary matters and offer the personal attention of senior banking officers. Coastal Community Bank will seek to take advantage of this opportunity by emphasizing in its marketing plan its local management and its ties and commitment to the local community.

         Coastal Community Group and Coastal Community Bank to date have conducted no business other than organizational matters, including negotiations with additional prospective executive officers. When this offering is complete and before the start of operations, Coastal Community Bank intends to occupy and furnish its office, hire and train staff, purchase or lease and install equipment necessary to transact business, establish correspondent banking relationships and make other arrangements for necessary services.

BUSINESS STRATEGY

         In addition, Coastal Community Bank intends to hire two additional experienced individuals to serve as Senior Vice Presidents of Coastal Community Bank. One Vice President will serve as Coastal Community Bank's Senior Lending Officer and the second Senior Vice President will serve as Coastal Community Bank's Senior Operations Officer. The Senior Lending Officer will be an individual with experience in that capacity within Coastal Community Bank's market area while the Senior Operations Officer will have bank operations experience with community banks in the Miami-Dade Florida area.

         Coastal Community Bank plans to encourage its employees to be active in civic, charitable and social organizations in the local communities. Most of Coastal Community Group's directors currently hold, and have held in the past, leadership positions in a number of community organizations, and intend to continue this active involvement in future years. Other members of the management team will also be encouraged to volunteer for such positions.

         Coastal Community Group's goal is to create a customer oriented organization focused on providing high value to customers by promptly delivering products and services matched directly to their needs. Coastal Community Bank will strive to establish a high standard of quality in each service it provides and the employees of Coastal Community Bank will be expected to emphasize service in their dealings with customers. Because Coastal Community Bank intends to begin operations with a staff of fewer than 15 full time employees, these employees will need to be flexible in the duties they perform in an effort to satisfy customers. However, management believes that the use of current technology will permit each employee to devote more time and attention to personal service, respond more quickly to a customer's requests and deliver services in the most timely manner possible. Management expects this combination of technology and personal service to be appealing to customers.

         When it opens, Coastal Community Bank plans to undertake a marketing campaign using an officer calling program and community-based promotions. The campaign will emphasize Coastal Community Bank's independence, local management and special focus on customer service. All employees will be expected to actively market Coastal Community Bank's services.

         Coastal Community Bank will be subject to a lending limit of 15% of capital or $1,125,000 on unsecured loans that it may make to any one borrower and 25% of capital or $1,875,000 on secured loans that it may make to any one borrower. The board of directors of Coastal Community Bank will establish an "in-house" limit that will be somewhat lower than Coastal Community Bank's legal lending limit. The board may periodically raise or lower the "in-house" limit as it sees fit to comply with safe and sound banking practices and respond to overall economic conditions. Initially, this limit will affect the ability of Coastal Community Bank to seek relationships with the area's larger businesses. However, in light of senior management's previous experience and their relationships with a number of the region's other financial institutions, Coastal Community Bank may originate loan volumes in excess of its lending limit and sell participation in such loans to other banks. Likewise, it is quite possible that Coastal Community Bank will purchase participation from other area institutions. See "Risk Factors - Lending limits may adversely affect our ability to attract large customers."

PRODUCTS AND SERVICES

         Coastal Community Bank's hours of operation will initially be 8:00 a.m. to 4:00 p.m., Monday through Thursday and from 8:00 a.m. to 6:00 p.m. on Friday. In addition, Coastal Community Bank's employees will be available to customers wishing to make appointments outside traditional banking hours, either at Coastal Community Bank or at the customers' homes or businesses. By providing "appointment banking," Coastal Community Bank intends to demonstrate its high level of responsiveness and service to its customers.

         Coastal Community Bank intends to offer a range of deposit services, including checking accounts, NOW accounts, savings accounts and time deposits of various types. The transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Coastal Community Bank intends to solicit these accounts from individuals, businesses, associations, organizations, financial institutions and government authorities. It does not intend to accept brokered deposits. Coastal Community Bank may also use alternative funding sources as needed, including advances from Federal Reserve Banks, conduit financing and the packaging of loans for securitization and sale.

         Coastal Community Bank will offer a range of short to intermediate term personal and commercial loans as well as real estate loans. Coastal Community Bank expects that the percentage mix of the loan portfolio to be 40% real estate loans, 9% personal loans and 51% commercial loans.

         Coastal Community Bank intends to make personal loans directly to individuals for various purposes, including purchases of automobiles, mobile homes, boats and other recreational vehicles, home improvements, education and personal investments. Coastal Community Bank plans to retain substantially all of these loans. Coastal Community Bank intends initially to offer only balloon payment and adjustable rate mortgages. It does not anticipate offering long-term fixed rate mortgage products, except through an arrangement with outside providers. Coastal Community Bank expects that any fixed rate residential mortgage loans it generates will be sold to third party investors, although Coastal Community Bank may continue to service some of the loans for a fee. Coastal Community Bank plans to make commercial loans primarily to small and mid-sized businesses. These loans will be both secured and unsecured and will be available for general operating purposes, acquisition of fixed assets, including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable as well as any other purpose considered appropriate.

         Coastal Community Bank currently plans to offer other services, including credit cards, money orders, traveler's checks, automated teller services with access to one or more regional or national automated teller networks and safe deposit services. Although Coastal Community Bank has been involved in discussions with a number of vendors regarding the provision of such services, Coastal Community Bank does not expect to make final decisions about the service providers until approximately 60 days before it opens for business. Coastal Community Bank also intends to establish relationships with correspondent banks and other financial institutions to provide other services for its clients. This may include requesting correspondent banks to participate in loans where the loan amount exceeds Coastal Community Bank's policies or legal lending limit.

         Many of the data processing services, including on-line teller service, will be purchased on a contract basis, reducing the number of persons otherwise required to handle the operations of Coastal Community Bank. Coastal Community Bank is in the process of discussing arrangements with potential data processing companies.

ASSET/LIABILITY MANAGEMENT

         Coastal Community Group and Coastal Community Bank plan to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain of the officers of Coastal Community Bank will be responsible for monitoring the policies and procedures to insure an acceptable asset/liability mix, and to provide stability and leverage of all sources of funds while adhering to prudent banking practices. It also will be the overall philosophy of management to support asset growth primarily through the growth of deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of Coastal Community Bank will seek to invest the largest portion of its assets in commercial, consumer and real estate loans. Bank management also will view Coastal Community Bank's investment portfolio as a source of liquidity and as a means to balance its asset/liability mix. Coastal Community Bank will invest primarily in obligations of the United States or obligations guaranteed as to principal and interest by the Unites States, or other taxable securities and in certain obligations of states and municipalities. Coastal Community Bank also will enter into federal funds transactions with its principal correspondent banks, which represent a short term (generally overnight) loan from one bank to another, to balance its liquidity needs.

         Coastal Community Bank intends to monitor its asset/liability mix on a daily basis and to prepare a monthly report reflecting interest-sensitive assets and interest-sensitive liabilities to be presented to Coastal Community Bank's Asset and Liability Management committee. The objective of this policy will be to manage liquidity and control interest-sensitive assets and liabilities to minimize the impact of substantial movements in interest rates on Coastal Community Bank's earnings.

MARKET AREA

         The population of Miami-Dade County is currently 2.06 million residents of whom more than 1 million reside in unincorporated Miami-Dade County with the balance living in its 29 municipalities. The city of Miami is the largest municipality with 400,000 residents. Miami-Dade County is part of one of the fastest growing areas in the country and as the gateway to Latin America and the Caribbean it is a center for international trade and commerce and tourism. The population of the County increased from 1990 to 1997 by 6.9%. The largest industries in Miami-Dade County are tourism, international trade, banking and finance, film and television, agriculture and manufacturing.

         Millions of tourists pass through Miami International Airport each year and the Port of Miami is the busiest passenger cruise port in the world. The Miami Free Trade Zone is the first and largest privately owned and operated free trade zone in the world. Exports processed through U.S. Customs in Miami totaled $12.7 billion in 1997, an increase from $9.2 billion in 1994. Miami-Dade County is a world financial center with 135 financial institutions and agencies located here. Film and television production in Miami-Dade County totaled more that $200 million in 1997. In addition, there are nearly 3,000 manufacturing companies employing approximately 80,000 employees.

         Coastal Community Bank anticipates that the primary service area for its services will be the Kendall area of Miami, Florida which is located in a well established southeastern portion of Miami-Dade County. The primary service area will comprise the area covered by postal zip codes 33143, 33156, 33176, and 33173 and generally described as the area bounded by Miller Road to the North, SW 104th Street to the South, Biscayne Bay to the East, and SW 107th Avenue to the West.

         The vast majority of the area consists of residential neighborhoods that contain single family detached homes with a small number of condominium and rental apartments. Prices of residences in the primary service area range from $225,000 to $2,500,000. The primary service area also contains a low income minority area that consists of single family homes and rental apartments. Residences in this area range in value from $65,000 to $125,000.

         The primary service area also contains various major retail shopping malls and strip shopping centers. In the central portion of the primary service area is located the second largest retail mall in the State of Florida, Dadeland Mall. Approximately three miles north, located at Sunset Drive and US-1, a new mall has opened known as the Shops of Sunset. From the northern boundary of the primary service area to the southern boundary of the primary service area along US-1 are situated a high density of retail and commercial enterprises that provide goods and services to the surrounding residential areas of the primary service area.

         The primary service area also contains three hospitals, Baptist Hospital, South Miami Hospital and Larkin Hospital. These health care facilities are surrounded by professional offices that house the health care professionals and their staffs that serve the hospitals and the community. Baptist Hospital is the largest "not for profit" hospital in South Florida and is affiliated to South Miami Hospital which is the fourth largest "not for profit" hospital in South Florida. Management believes that this diverse growing commercial base provides potential for business banking services, together with personal banking services for owners and employees of these enterprises.

         The area immediately surrounding the proposed location of Coastal Community Bank (1.5 mile radius) does not presently contain any type of financial institution serving the needs of the immediate area. Yet within the same 1.5 mile radius there are over 800 medical offices and Baptist Hospital. The hospital presently employs over 2,500 full time staff members and has over 2,500 visitors daily. The doctors, medical staffs, patients and visitors to the area primarily reside in the primary service area and the areas immediately beyond the boundaries of the primary service area. Although we know of no other bank which plans to establish an office within this 1.5 mile radius, another bank could be established, subject to regulatory approvals, within the immediately surrounding 1.5 mile radius and there can be no assurance that a competing bank will not be established in this area at some time in the future.

COMPETITION

         Coastal Community Bank's intended market area is highly competitive. There are currently 11 banks and thrifts with 12 offices in the primary service area. Coastal Community Bank will also face competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services. Most of Coastal Community Bank's competitors have been in business for many years and have established customer bases. Most are substantially larger and have substantially larger lending limits than Coastal Community Bank. Because of this, Coastal Community Bank's competitors can offer certain services, including multiple branches and international banking services, that Coastal Community Bank will be able to offer only through correspondent banks, if at all. This may allow them to offer services at a lower cost to the customer and to provide larger credit facilities than Coastal Community Bank. First Union National Bank, one of the largest banks in the United States operates a branch approximately 1.5 miles to the east of Coastal Community Bank's proposed location. Large regional banks with branches in the primary service area include SunTrust, Colonial Bank, Union Planters National Bank and Republic National Bank each of which is a multi-billion dollar bank. All of the banks within the primary service area have operations at more than one location. Coastal Community Bank will have only one location when it commences business and this may put Coastal Community Bank at a competitive disadvantage with respect to banks with several branches either locally or regionally. Coastal Community Group anticipates that Coastal Community Bank's legal lending limit of approximately $1,250,000 for unsecured loans to one borrower and $1,875,000 for secured loans to one borrower will be adequate to satisfy the credit needs of most of its clients and that the needs of its clients in excess of this amount will be met through loan participation arrangements with correspondent banks and others.

BANK PREMISES

         Coastal Community Group has executed an option to lease its premises at 8700 North Kendall Drive, Miami, Florida. The option is contingent upon the current tenant terminating its lease and vacating the premises. Although the current tenant has indicated that it intends to terminate the lease, it is not obligated to do so. See "Risk Factors - We may be unable to open for business if we cannot occupy our leased facilities." The terms of the lease provide for the lease of 4,600 square feet of space for five years at $115,000 per year payable monthly at $9,583.33 plus applicable taxes with an option to renew for five additional years at the then prevailing market rate. The lease provides for a security deposit of $ 16,666, fixed minimum rent increases based on the Consumer Price Index, tenant participation in operating expenses estimated to be $90.00 per month and tenant participation in real estate taxes based upon the tenant's pro rata share of the amount that such taxes exceed the real estate taxes for the base tax year of 1998. The banking facility will include a conference room. The facility will have 3 inside teller stations and 2 customer service platform stations.

         It is anticipated that the estimated cost of improvements and furnishings will total approximately $450,000 with construction costs totaling approximately $250,000 and total costs for equipment and furnishings for the leased premises totaling approximately $200,000. Coastal Community Group has not entered into any agreement with respect to the foregoing expenditures and, accordingly, the amounts actually incurred by Coastal Community Group may exceed these estimates.

EMPLOYEES

         Coastal Community Bank intends to open for business with a staff of approximately 10 full-time equivalent employees who will consists of three officers, three tellers, one new accounts supervisor and three accounting and bookkeeping employees. Mr. Mueller will serve as the Chairman of the Board and Chief Executive Officer. At present, Mr. Mueller is the only employee actively involved in the organization of Coastal Community Group and Coastal Community Bank and, commencing in September 1998, has been receiving a monthly salary of $10,000. See Management - "Compensation of Management." Coastal Community Group also anticipates that Coastal Community Bank will hire two experienced individuals to serve as Senior Vice Presidents of Coastal Community Bank. One Vice President will serve as Coastal Community Bank's Senior Lending Officer and the second Vice President will serve as Coastal Community Bank's Senior Operations Officer. Coastal Community Group and Coastal Community Bank anticipate that the Senior Lending Officer will be an individual with experience in that capacity within Coastal Community Bank's market area while Coastal Community Group and Coastal Community Bank anticipate that the Senior Operations Officer will have bank operations experience with community banks in the Miami-Dade Florida area. There can be no assurance that individuals with this specialized local experience will be available for employment with Coastal Community Bank.

         Coastal Community Group does not anticipate a problem in finding qualified employees due in part to recent bank consolidation which has resulted in additional experienced personnel seeking employment. Company management anticipates that Coastal Community Bank will increase its staff from 10 to 20 full-time equivalent employees during the second year of its operations in order to provide for anticipated growth. Coastal Community Bank plans to employ as its officers and employees primarily persons from its market areas who have experience in banking. Coastal Community Bank intends to pay competitive salaries to attract and retain such officers and employees.

YEAR 2000

         Coastal Community Group recognizes that despite its and Coastal Community Bank's efforts to avoid the possible consequences of Year 2000 issues, those issues may have a material effect upon it and Coastal Community Bank. Coastal Community Bank will obtain certification from its data processing provider that of the computer hardware and software to be provided to Coastal Community Bank for its operations will be Year 2000 compliant. Additionally, Coastal Community Bank will obtain Year 2000 compliance certification from its other vendors and suppliers that, to the extent applicable, the products and services that they supply are Year 2000 compliant. Coastal Community Bank will require such certification with respect to all computer hardware and software comprising of information technology systems as well as with respect to non-information technology systems and equipment which may be affected by Year 2000 issues due to embedded microcontroller technology such as those in security devices and telephones. Additionally, Coastal Community Bank will obtain representations from borrowers and other customers, where applicable, that their businesses are Year 2000 compliant.

         Coastal Community Bank expects that due to its small size, its staff will be able to operate manually, without computers in the event of a computer malfunction due to Year 2000 problems. In the event that such problems occur, credits and debits will be manually posted for transaction and loan accounts. Coastal Community Bank expects to have a written contingency plan in place prior to opening which will detail the procedures for its manual operation.

         Coastal Community Bank, as a start-up institution does not anticipate incurring any material costs related to Year 2000 issues because it expects to commence business in the third quarter of 1999 with new systems and equipment that are Year 2000 compliant and will not require upgrading or reprogramming.


                           SUPERVISION AND REGULATION

         Banks and their holding companies, and many of their affiliates, are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting Coastal Community Group and Coastal Community Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of Coastal Community Group and Coastal Community Bank. Any change in the applicable law or regulation may have a material effect on the business and prospects of Coastal Community Group and Coastal Community Bank. See "Risk Factors - We are heavily regulated by the government and affected by monetary policy." Supervision, regulation, and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

Bank Holding Company Regulation

         Coastal Community Group is a bank holding company which will seek to become registered with the Federal Reserve under the Federal Bank Holding Company Act of 1956 and is subject to the supervision, examination and reporting requirements of the Federal Bank Holding Company Act of 1956 and the regulations of the Federal Reserve. Coastal Community Group is required to furnish to the Federal Reserve an annual report of its operations at the end of each fiscal year, and such additional information as the Federal Reserve may require under the Federal Bank Holding Company Act of 1956. The Federal Bank Holding Company Act of 1956 requires that a bank holding company obtain the prior approval of the Federal Reserve before:


         - acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank;

         - taking any action that causes a bank to become a subsidiary of the bank holding company; or

         -        merging or consolidating with any other bank holding company.


         The Federal Bank Holding Company Act of 1956 further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States. Further, the Federal Reserve may not approve any transaction that might substantially lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade. The Federal Reserve may approve such transactions if their anti-competitive effects are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977, both of which are discussed below.


         The Federal Bank Holding Company Act of 1956 generally prohibits a bank holding company from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries. Bank holding companies are also generally prohibited from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.


         Examples of permissible bank holding company activities include factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and certain insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.


         Banks are subject to the provisions of the Community Reinvestment Act of 1977. Under the terms of the Community Reinvestment Act of 1977, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess the bank's record in meeting the credit needs of the community served by that bank, including lowand moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required of any bank which has applied to:


         -        charter a national bank;

         - obtain deposit insurance coverage for a newly chartered institution;

         -        establish a new branch office that will accept deposits;

         -        relocate an office; or

         - merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

         In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.


Bank Regulation

         Coastal Community Bank will seek to be chartered by the Florida Department of Banking and Finance under Florida law and will seek to be a Federal Reserve member. Coastal Community Bank's deposits will be insured by the FDIC to the extent provided by law. Coastal Community Bank will be subject to comprehensive regulation, examination and supervision by the Florida Department of Banking and Finance and the Federal Reserve. Coastal Community Bank also will be subject to other laws and regulations applicable to banks. Such regulations include:


         - limitations on loans to a single borrower and to its directors, officers and employees;

         -        restrictions on the opening and closing of branch offices;

         -        the maintenance of required capital and liquidity ratios;

         -        the granting of credit under equal and fair conditions; and

         -        the disclosure of the costs and terms of such credit.


         Coastal Community Bank will be examined periodically by the Florida Department of Banking and Finance and the Federal Reserve, to whom Coastal Community Bank will submit periodic reports regarding its financial condition and other matters. Coastal Community Bank will also be subject to examination by the FDIC which will be provided with the examination data of the other regulators. The Florida Department of Banking and Finance and the Federal Reserve have a broad range of powers to enforce regulations under their jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks. These actions include the institution of cease and desist orders and the removal of directors and officers. The Florida Department of Banking and Finance and the Federal Reserve also have the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

         Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit or the providing of any property or service.

         In 1989, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 was enacted and contains major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

         In 1991, the FDIC Improvement Act of 1991 was enacted which made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implemented other regulatory improvements. Full-scope, on-site examinations, per statutes, are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and penalties imposed for any failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. The FDIC Improvement Act of 1991 also re-codified current law restricting extensions of credit to insiders under the Federal Reserve Act.

Transactions with Affiliates

         There are various legal restrictions on the extent to which Coastal Community Group and any future non-bank subsidiaries can borrow or otherwise obtain credit from Coastal Community Bank. There also are legal restrictions on Coastal Community Bank's purchase of or investments in:

         - the securities of and purchases of assets from Coastal Community Group and any of its future non-bank subsidiaries;

         - Coastal Community Bank's loans or extensions of credit to third parties collateralized by the securities or obligations of Coastal Community Group and any of its future non-bank subsidiaries;

         - guarantees, acceptances, and letters of credit issued on behalf of Coastal Community Group and any of its future non-bank subsidiaries; and

         - certain bank transactions with Coastal Community Group and any of its future non-bank subsidiaries, or with respect to which Coastal Community Group and non-bank subsidiaries act as agent, participate or have a financial interest.

         Subject to certain limited exceptions, Coastal Community Bank may not extend credit to Coastal Community Group or to any other affiliate in an amount which exceeds 10% of Coastal Community Bank's capital stock and surplus and may not extend credit in the aggregate to such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit transactions between Coastal Community Bank and Coastal Community Group or such other affiliates, and such transactions must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to Coastal Community Bank as those prevailing at the time for comparable transactions with non-affiliated companies. Also, Coastal Community Group and its subsidiaries are prohibited from engaging in tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

Dividends

         Dividends from Coastal Community Bank will constitute the primary source of funds for dividends to be paid by Coastal Community Group. For additional information, See "Risk Factors - We have no plans to pay dividends" and "Dividend Policy." There also are various statutory and contractual limitations on the ability of Coastal Community Bank to pay dividends, extend credit, or otherwise supply funds to Coastal Community Group. As a Florida state chartered bank, Coastal Community Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits from the previous two years then on hand, after deducting expenses, including reserves for losses and bad debts. With Florida Department of Banking and Finance approval a Florida state chartered bank may declare a dividend from retained profits which accrued prior to the previous two years In addition, a Florida state chartered bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than twenty percent of the bank's net profits of the preceding two year period. Florida state chartered banks are prohibited from declaring dividends in any calendar year where the total of its net profits for that year combined with its retained net profits for the preceding two years is a loss or falls below the minimum amount required by law, regulation, order or any written agreement with the Florida Department of Banking and Finance or a state or federal regulatory agency. Florida law applicable to companies (including Coastal Community Group) provides that dividends may be declared and paid only if, after paying the dividends, (i) it is able to pay its debts as they become due in the usual course of business, and (ii) its total assets would be greater than the sum of its total liabilities plus the amount that would be needed if it were to be dissolved at the time of the dividend to satisfy the preferential rights upon the dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

Capital Requirements

         The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain all ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.


         The FDIC Improvement Act of 1991 contains "prompt corrective action" provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "significantly undercapitalized" or "critically undercapitalized."

         The Federal Reserve has issued final regulations to implement the "prompt corrective action" provisions of the FDIC Improvement Act of 1991. In general, the regulations define the five capital categories as follows:

         (a) an institution is "well capitalized" if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures;

         (b) an institution is "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater or a leverage ratio of 3% or greater if the bank is rated composite 1 under the CAMELS bank rating system in the most recent examination of the bank and is not experiencing or anticipating significant growth;

         (c) an institution is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4% or a leverage ratio of 3% or greater if the bank is rated composite 1 under the CAMELS bank rating system in the most recent examination of the bank and is not experiencing or anticipating significant growth;

         (d) an institution is "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and

         (e) an institution is "critically undercapitalized" if its "tangible equity" is equal to or less than 2% of its total assets.


         The Federal Reserve also, after an opportunity for a hearing, has authority to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to:

         -        submit a capital restoration plan;

         -        raise additional capital;

         - restrict their growth, deposit interest rates, and other activities;

         -        improve their management;

         -        eliminate management fees; or

         -        divest themselves of all or part of their operations.


         Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans. These capital guidelines can affect Coastal Community Group in several ways. After completion of this offering, and the capitalization of Coastal Community Bank, Coastal Community Bank's capital levels will be in excess of those required to be maintained by a "well capitalized" financial institution. However, rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change Coastal Community Bank's capital position in a relatively short period of time, making an additional capital infusion necessary.

         Additionally, the FDIC Improvement Act of 1991 requires, among other things, that (i) only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval and (ii) the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, "well capitalized" institutions and state-chartered institutions examined by state regulators. The FDIC Improvement Act of 1991 also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

Enforcement Powers

         Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations. The State of Florida has provided the Florida Department of Banking and Finance with similar powers.

Maximum Legal Interest Rates

         Like the laws of many states, Florida law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Florida law. The relative importance of these interest limitation laws to the financial operations of Coastal Community Bank will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

Bank Branching

         Banks in Florida are permitted to branch state wide. Such branch banking by Florida state chartered banks however, is subject to prior approval by the Florida Department of Banking and Finance. Any such approval would take into consideration several factors, including the bank's level of capital, the prospects and economics of the proposed branch office, and other conditions deemed relevant by the Florida Department of Banking and Finance for purposes of determining whether approval should be granted to open a branch office. For information regarding legislation on interstate branching in Florida, See "Interstate Banking" below.

Change of Control

         Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of Coastal Community Group may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company. Any person or group acquiring a controlling interest in a Florida state chartered bank must first make application to the Florida Department of Banking and Finance for a certificate of approval. When they receive notice, the Federal Reserve or the Florida Department of Banking and Finance, as the case may be, may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage of a bank holding company's or state bank's voting stock, or if one or more other control factors set forth in the act are present.

Interstate Banking

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state are permissible subject to certain limitations. Florida also has a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law essentially provides for out-of-state entry by acquisition only (and not by de novo interstate branching) and requires the acquired Florida bank to have been in existence and continually operated for at least three years. Interstate branching and consolidation of existing bank subsidiaries in different states is permissible.

         A Florida bank also may establish, maintain, and operate one or more branches in a state other than Florida by way of an interstate merger transaction in which the Florida bank is the resulting bank. An interstate merger transaction resulting in the acquisition by an out-of-state bank of a Florida bank is not permitted unless the Florida bank has been in existence and continually operated, on the date of the acquisition, for more than three years.

Effect of Governmental Policies

         The earnings and businesses of Coastal Community Group and Coastal Community Bank are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.

Industry Restructuring

         For well over a decade, the banking industry has been undergoing a restructuring process which is anticipated to continue. The restructuring has been caused by product and technological innovations in the financial services industry, deregulation of interest rates, and increased competition from foreign and nontraditional banking competitors, and has been characterized principally by the gradual erosion of geographic barriers to intrastate and interstate banking and the gradual expansion of investment and lending authorities for bank institutions.


         Members of Congress and the administration have indicated their intention to consider additional legislation designed to institute reforms to promote the viability of the industry. Certain of the proposals would revise the federal regulatory structure for insured depository institutions; whereas others would affect the nature of products, services, and activities that bank holding companies and their subsidiaries may offer or engage in, and the types of entities that may control depository institutions. There can be no assurance as to whether or in what form any such proposed legislation might be enacted, or what impact such legislation might have upon Coastal Community Group and Coastal Community Bank.



                                   MANAGEMENT

DIRECTORS AND OFFICERS


The directors and officers of Coastal Community Group will also be the initial officers and directors of Coastal Community Bank. As of the date hereof, the directors and officers of Coastal Community Group are as follows:




                                           POSITIONS             INITIAL POSITIONS
                                     ---------------------     ----------------------
                                          WITH COASTAL              WITH COASTAL
                                     ---------------------     ----------------------
          NAME               AGE        COMMUNITY GROUP            COMMUNITY BANK
          ----               ---     ---------------------     ----------------------

  Hans C. Mueller            48      Chairman of the Board,    Chairman of the Board,
                                       President and Chief       President and Chief
                                        Executive Officer         Executive Officer
  Jerome J. Bushman          56             Director                  Director
  Allen M. Voelz             61             Director                  Director
  Alex Soto                  50             Director                  Director
  James C. Merrill           48             Director                  Director
  Linda Marraccini, M.D.     45             Director                  Director


         Coastal Community Group has a classified board of directors, with directors serving staggered three-year terms. The terms of Messrs. Mueller and Bushman, as Class I directors, expire in December 2001, the terms of Messrs. Voelz and Soto, as Class II directors, expire in December 2000, and the terms of Mr. Merrill and Dr. Marraccini, as Class III directors, expire in December 1999. There are no family relationships among any of Coastal Community Group's directors, officers or key personnel. Officers of Coastal Community Group and Coastal Community Bank will be elected annually by their respective board of directors.


DIRECTORS' COMPENSATION

         Each director will receive a fee of $250 per board meeting attended (including telephonic attendance) and $150 per committee meeting. Out-of-town directors will not be reimbursed for travel expenses. Additionally, each outside (non-employee) director will automatically participate in the Outside Directors Stock Option Plan.

COMMITTEES OF COASTAL COMMUNITY BANK

The board of directors will establish various working committees of its members. Committees will meet routinely and will report directly to the entire board of directors. The committees of the board will include:

Asset - Liability Management Committee
Responsible for:

         - overall investment strategy, including liquidity and risk management;
         -        monitoring deposit level trends and pricing;
         -        monitoring asset level trends and pricing;
         -        portfolio investment decisions; and
         -        establishing appropriate levels of insurance.

Audit, Compliance and Community Reinvestment Act Committee
Responsible for:

         - insuring the board receives objective information regarding policies, procedures and controls of Coastal Community Bank including auditing, accounting, internal accounting controls, financial reporting;
         - recommending the appointment of an independent auditor on an annual basis;
         - reviewing independent auditors' report and management's response;
         - reviewing all reports from regulatory authorities and management's response;
         -        establishing independent review and audits;
         - insuring Coastal Community Bank is in full compliance with all pertinent regulations and laws;
         - establishing an appropriate and independent testing program for compliance;
         -        developing a proactive CRA program;
         -        developing programs to insure compliance with Fair Lending
                  Laws; and
         -        establishing appropriate levels of insurance.

Compensation Committee
Responsible for:

         - establishing appropriate levels of compensation throughout Coastal Community Bank;
         -        analyzing compensation levels on an annual basis;
         - recommending overall compensation increases and changes in benefits to the board for approval;
         - establishing policies with regard to compensation and benefits at Coastal Community Bank; and
         - recommending all compensation increases, benefit changes and bonuses for senior officers to the board for approval.

Loan Committee
Responsible for:

         - establishing, in conjunction with management, and approving all major policies and procedures pertaining to credit;
         -        establishing a loan approval system;
         - reviewing all loans in excess of specific amounts determined in policies and procedures;
         - reviewing all past due reports, rated loan reports, real estate owned, non-accrual reports, and other indicators of overall loan portfolio quality;
         -        assuring adequate funding of the loan loss reserve exists;
                  and
         - handling other matters pertaining to the credit function, such as yields and loan concentrations.

EXPERIENCE OF DIRECTORS AND OFFICERS

Director, Chairman and Chief Executive Officer:

Hans C. Mueller

         Mr. Mueller will serve as the Chairman, President and Chief Executive Officer for Coastal Community Group and Coastal Community Bank. Mr. Mueller, age 48, was born in Miami and has worked in the banking industry there since 1968. Most recently Mr. Mueller served from 1996 to 1998 as president and CEO of PanAmerican Bank, a state chartered commercial bank with assets of $50 Million. From 1995 to 1996 Mr. Mueller was Executive Vice President of Total Bank a state chartered commercial bank with assets of $200 Million. From 1994 to 1995 Mr. Mueller served as president and CEO of Trade National Bank, a nationally chartered bank with assets of $85 Million. Prior to his service with Trade National Bank, Mr. Mueller spent 1982-1994 as Executive Vice President of Plaza Bank a state chartered commercial bank with assets of $135 Million.

Directors:

Jerome J. Bushman

         Jerome J. Bushman, age 56, a native of Wisconsin, has worked in his family's various agriculture businesses all of his life. These include, Bushmans', Inc., a major supplier and packer of agriculture products, primarily potatoes of which Mr. Bushman has been president since 1974. In addition to the agriculture business, Mr. Bushman also owns 60% of First Southeastern Banc Group of Harmont, MN which is a bank holding company which holds three community banks. These banks are all located in smaller rural communities that provide financial services primarily to the agricultural industry and the owner operator farms. All three institutions are well run and profitable. Mr. Bushman serves as a director of F&M Bank Central of Stevens Point, Wisconsin. Mr. Bushman additionally is a director of Village Bank of Naples, Florida, in which he is also an investor. Mr. Bushman is currently semi-retired and divides his time between Wisconsin and Naples, Florida.

Allen M. Voelz

         Allen M. Voelz, age 61, is a native of Wisconsin. Mr. Voelz has been involved in community banking for his entire career. From 1962 until his retirement in 1996 Mr. Voelz was employed by Associated Bank North of Wausau, Wisconsin (formerly Citizens State Bank of Wittenberg and F & M Financial Services) holding virtually all banking positions from assistant cashier to president and CEO at the time of his retirement. During his banking career Mr. Voelz was also an instructor at the University of Wisconsin School of Banking and also served in various committees and the board of the Wisconsin Bankers Association, finally gaining the position of President of the Wisconsin Bankers Association. Currently, Mr. Voelz resides in Wisconsin and in Florida. Mr. Voelz is the owner and operator of numerous small business and a consultant and financial advisor to small owner operated businesses.

Alex Soto

         Alex Soto, age 50, is a Cuban-born long time Miami resident. Mr. Soto is President and CEO of InSource Financial Services Inc., one of the largest independent property and casualty insurance agencies in South Florida. Prior to joining InSource Financial Services, Inc., Mr. Soto served as President of Pennekamp & Soto Insurance Agency from 1972 to 1997.

James C. Merrill

         James C. Merrill, age 48, is a native Floridian born in Jacksonville. Mr. Merrill has spent his entire career working in the family business Merrill Stevens Dry Dock Company, which is a commercial boatyard and marine outfitter and the first incorporated business in the State of Florida. Today, Mr. Merrill is the Chairman of Merrill Stevens Dry Dock Company which was established in Miami in the early 1930's.


Linda Marraccini, M.D.

         Linda Marraccini, M.D., age 45, has engaged in the private practice of family medicine in Miami since 1982. Dr. Marraccini received both her undergraduate degree and her M.D. from the University of Miami and completed her internship and residency at Jackson Memorial Hospital in Miami. She also currently serves as Assistant Professor of Family Medicine at the University of Miami School of Medicine.



EXECUTIVE OFFICERS OF COASTAL COMMUNITY BANK

         At this time, the only person hired to become an executive officer of Coastal Community Bank is Mr. Mueller who will be President and CEO.


COMPENSATION OF MANAGEMENT


         Current management compensation is limited to the compensation of Mr. Mueller as President and Chief Executive Officer of Coastal Community Group and of Coastal Community Bank. Mr. Mueller will also serve as the Chairman of the Board of Coastal Community Group and Coastal Community Bank upon his re-election by both boards to that position. Mr. Mueller's yearly compensation totals $192,840 which includes $170,000 in base salary upon the opening of Coastal Community Bank, a monthly allowance of $500 for a car, costs and expenses of $1,042 with respect to Mr. Mueller's split dollar life insurance policy and $320 for health insurance. Coastal Community Bank intends to enter into employment agreements with a Senior Vice President for Lending and a Senior Vice President for Lending before Coastal Community Bank commences operations.

         Coastal Community Group entered into a revised employment agreement with Mr. Mueller on June 11, 1999 for an initial three year term effective on September 1, 1998 and terminating on August 31, 2001. Under this agreement, Coastal Community Group pays Mr. Mueller a monthly salary of $10,000 during the organizational period. At the end of this period, upon commencement of operations of Coastal Community Bank, Coastal Community Group will pay Mr. Mueller a lump sum amount based upon the differential between an annual compensation of $120,000 and a base salary of $170,000. This differential is equal to $4,166 per month and the total lump sum payment is expected to be $49,992.00 based upon a September 1, 1999 commencement of operations. The agreement shall be automatically renewed for successive one year extensions unless Coastal Community Group and Coastal Community Bank or Mr. Mueller gives notice to terminate to the other party 180 days prior to the expiration of the term. After the organizational period, the employment agreement will provide for:

         -        base salary of $170,000;

         - annual incentive bonus in an amount determined by the board of directors of Coastal Community Group;

         - participation in Coastal Community Group's health, life, disability, retirement or any other company employee benefit plans;

         -        minimum of four weeks annual paid vacation;

         -        allowances for cellular phone;

         -        a car allowance of $500 per month;

         - the grant of warrants to purchase 50,000 shares of Coastal Community Group's common stock at $10.00 per share. See - "Organizers' Warrants"; and

         - the grant of 50,000 non-statutory options to purchase Coastal Community Group's common stock at $10.00 per share vesting at 10,000 per year at the opening of Coastal Community Bank and on each of the next four anniversaries of Coastal Community Bank's opening.

         Additionally, the employment agreement provides that Coastal Community Group will purchase Mr. Mueller's existing $1,000,000 single premium split dollar life insurance policy for $147,000 (per employment agreement) at the time that Coastal Community Bank commences operations. This insurance policy was purchased by a previous employer pursuant to a deferred compensation agreement with a term of 10 years. Subsequent employers have continued the agreement by purchasing the insurance policy. Currently the agreement has 5 years remaining before it terminates. Prior to the commencement of operations, Coastal Community Group will pay interest on the $147,000 at a rate of 1% over prime to Mr. Mueller's former employer, PanAmerican Bank. Pursuant to its agreement with Mr. Mueller, 90 days after Mr. Mueller terminated his employment with PanAmerican Bank, it booked the $147,000 as a loan secured by the $1,000,000 death benefit and an assignment of the cash surrender value of approximately $200,000. When the agreement terminates, Mr. Mueller will reimburse Coastal Community Group for the $147,000 it paid for the policy. The cash surrender value of the policy will secure the $147,000. Mr. Mueller is not required to pay Coastal Community Group or Coastal Community Bank any interest with respect to this amount.

         The employment agreement is terminable at any time by Coastal Community Group's board of directors subject to the payment of severance benefits. In addition, Mr. Mueller may terminate the employment agreement himself for "good reason" as defined in the employment agreement. "Good reason" includes:

         - Purported termination by Coastal Community Bank without proper notice; and

         - A change in control of Coastal Community Bank followed by a determination by Mr. Mueller that his duties and responsibilities and/or remuneration have been diminished, his working conditions have materially changed or that Coastal Community Bank has breached the employment agreement.

         The agreement provides severance benefits in the event the executive is terminated "without cause," including severance compensation equal to 200% of the aggregate amount that would have been payable to the executive for the entire fiscal year in which employment is terminated. In addition, the severance package for termination "without cause" includes unpaid base compensation through the employment termination date including accrued but unpaid allowances and expense reimbursements, any accrued and deferred incentive compensation from any previous year. Coastal Community Group may terminate the agreement at any time for "cause" without incurring any post-termination obligations beyond the payment by Coastal Community Group within 10 days of termination of Mr. Mueller's base compensation through the thirtieth day following the termination date. In the event that Mr. Mueller terminates the employment agreement for "good reason" he will receive the same severance benefits as though he were terminated "without cause" as described above.

INCENTIVE STOCK OPTION PLAN

         Coastal Community Group's board of directors and initial shareholder have adopted an Incentive Stock Option Plan to promote equity ownership of Coastal Community Group by selected officers and employees of Coastal Community Group and Coastal Community Bank, to increase their proprietary interest in the success of Coastal Community Group and to encourage them to remain in the employ of Coastal Community Group and Coastal Community Bank.

Administration

         The Incentive Stock Option Plan will be administered by Coastal Community Group's Compensation Committee (the "Committee"), which is comprised of at least two non-employee directors appointed by Coastal Community Group's board of directors. The Committee will have the authority to select the officers and employees to whom awards may be granted, to determine the terms of each award, to interpret the provisions of the Incentive Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Incentive Stock Option Plan.

         The Incentive Stock Option Plan provides for the grant of "incentive stock options," as defined under Section 422(A) of the Internal Revenue Code of 1986, as amended. The board of directors has reserved 150,000 shares of common stock for issuance under the Incentive Stock Option Plan. In general, if any award granted under the Incentive Stock Option Plan expires, terminates, is forfeited or is canceled for any reason, the shares of common stock allocable to such award may again be made subject to an award granted under the Incentive Stock Option Plan.

Awards

         Officers and policy-making employees of Coastal Community Group and Coastal Community Bank are eligible to receive grants under the Incentive Stock Option Plan. Awards may be granted subject to a vesting requirement and in any event will become fully vested upon a merger or change of control of Coastal Community Group. The exercise price of incentive stock options must at least equal the fair market value of the common stock subject to the option (determined as provided in the plan) on the date the option is granted.

         An incentive stock option granted under the Incentive Stock Option Plan to an employee owning more than 10% of the total combined voting power of all classes of capital stock of Coastal Community Group or its parent or any of its subsidiaries is subject to the further restriction that such option must have an exercise price of at least 110% of the fair market value of the shares of common stock, issuable upon exercise of the option (determined as of the date the option is granted) and may not have an exercise term of more than five years. Incentive stock options are also subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of common stock as to which any such incentive stock option first becomes exercisable in any calendar year, is limited to $100,000. To the extent options covering more than $100,000 worth of common stock first become exercisable in any one calendar year, the excess will be non-statutory options. For purposes of determining which, if any, options have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

         Each officer and key employee eligible to participate in the Incentive Stock Option Plan will be notified by the Committee. To receive an award under the Incentive Stock Option Plan, an award agreement must be executed which specifies the type of award to be granted, the number of shares of common stock to which the award relates, the terms and conditions of the award and the date granted. In the case of an award of options, the award agreement will also specify the price at which the shares of common stock subject to the option may be purchased, and the date(s) on which the option becomes exercisable.

         The full exercise price for all shares of common stock purchased upon the exercise of options granted under the Incentive Stock Option Plan must be paid by cash, personal check, personal note, award surrender or common stock owned at the time of exercise. Incentive stock options granted to employees under the Incentive Stock Option Plan may remain outstanding and exercisable for 10 years from the date of grant or until the expiration of 90 days (or such lesser period as the Committee may determine) from the date on which the person to whom they were granted ceases to be employed by Coastal Community Group. Options granted under the plan are exercisable in increments of 10% per year commencing on the date of grant.

Income Tax

         Incentive stock options granted under the Incentive Stock Option Plan have certain advantageous tax attributes to the recipient under the income tax laws. No taxable income is recognized by the option holder for income tax purposes at the time of the grant or exercise of an incentive stock option, although neither is there any income tax deduction available to Coastal Community Group as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares of common stock acquired pursuant to the exercise of an incentive stock option generally will be treated as capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option.

Amendment and Termination

         The Incentive Stock Option Plan expires 10 years after its adoption, unless sooner terminated by the board of directors. The board of directors has authority to amend the plan in such manner as it deems advisable, subject to certain restrictions set forth in such plan. The plan provides for appropriate adjustment, as determined by the Committee, in the number and kind of shares subject to unexercised options, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.


OUTSIDE DIRECTOR STOCK OPTION PLAN

         Coastal Community Group's board of directors and initial shareholder have adopted an Outside Director Stock Option Plan to promote equity ownership of Coastal Community Group by non-employee directors to increase their proprietary interest in Coastal Community Group and to encourage them to continue as directors of Coastal Community Group.

         The Outside Director Stock Option Plan is a non-qualified plan under which outside (non-employee) directors are automatically granted stock options. Each outside director is granted 3,000 options as an annual award and outside directors serving on any of Coastal Community Bank's committees are awarded an additional 1,000 options annually. The exercise price of the options is fair market value as of the date of the grant. The automatic nature of the awards enables the outside directors to sit on the compensation committee without any conflict of interest. Coastal Community Group has reserved 150,000 shares of common stock for the grant of options under the plan. The first options under this plan will be granted on the first business day following the annual stockholders' meeting of Coastal Community Group subsequent to the opening of Coastal Community Bank.

         The options granted under the Outside Director Stock Option Plan do not qualify for special tax treatment under Internal Revenue Code section 422. This means that income will be recognized when the option is exercised and that such recognition of income may not be deferred. Since the options are granted at fair market value, no income is recognized at the time of the grant and there are no tax consequences to the optionee. When the option is exercised however, the recipient of the option is taxed on the difference between the exercise price and the fair market value of the stock upon exercise. This amount is taxed as ordinary income and Coastal Community Group is entitled to a deduction. Upon the sale of the stock by the optionee, the difference between the amount realized on the sale and the fair market value of the stock on the date of exercise and is taxed as a capital gain if held for the requisite time period.

         The Outside Director Stock Option Plan expires 10 years after its adoption, unless sooner terminated by the board of directors. The board of directors has authority to amend the plan in such manner as it deems advisable. The plan provides for appropriate adjustment, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

RESTRICTED NON-QUALIFIED STOCK OPTIONS

         Coastal Community Group's board of directors and initial shareholder have adopted a Restricted Non-Statutory Stock Option Plan to promote equity ownership of Coastal Community Group by Mr. Mueller to increase his proprietary interest in Coastal Community Group.

         The Restricted Non-Statutory Stock Option Plan is a non-qualified plan under which Coastal Community Group has granted options to purchase 50,000 shares of Coastal Community Group's stock. The exercise price of the options is $10.00 per share, determined by Coastal Community Group to be equal to fair market value as of December 9, 1998, the date of the grant.

         This plan is limited to the 50,000 options granted to Mr. Mueller. The options vest beginning on the date of the opening of Coastal Community Bank for 10,000 shares, and vest for additional 10,000 share increments on each of the next four anniversary dates of Coastal Community Bank's opening.

         The options granted under the Restricted Non-Statutory Stock Option Plan do not qualify for special tax treatment under Internal Revenue Code section 422 and so do not defer the recognition of income beyond the date upon which the option is exercised. Since the options are granted at fair market value, no income is recognized at the time of the grant to the optionee. When the option is exercised however, the recipient of the option is taxed on the difference between the exercise price and the then fair market value of the stock upon exercise. This amount is taxed as ordinary income and Coastal Community Group is entitled to a deduction. Upon the sale of the stock by the optionee, the difference between the amount realized on the sale and the fair market value of the stock on the date of exercise and is taxed as a capital gain.

         The Restricted Non-Statutory Stock Option Plan expires 10 years after its adoption, unless sooner terminated by the board of directors. The board of directors has authority to amend the plan in such manner as it deems advisable; provided that no amendment, modification or termination of such plan shall adversely affect in any manner and option granted and vested under such plan. The plan provides for appropriate adjustment, in the event of any change in the outstanding shares of common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

ORGANIZERS' WARRANTS

         Coastal Community Group's five initial organizers are Messrs. Mueller, Bushman, Voelz, Soto and Dupuy. Coastal Community Group's board of directors and its initial shareholders have adopted a warrant plan to compensate Messrs. Bushman and Mueller for their efforts to establish a strategic plan for the formation of Coastal Community Bank and for their efforts in funding the initial organizational expenses of Coastal Community Bank and Coastal Community Group. Of these two organizers, Mr. Bushman has caused one of his affiliates to lend Coastal Community Group $300,000 which allowed an organizational expense fund to be created and caused a second loan of $350,000 to be made to cover pre-opening expenses and offering expenses. Both of these loans have been guaranteed by Mr. Bushman. Coastal Community Group will act to repay the organizers prior to the opening of Coastal Community Bank. The exercise price of the warrants will be $10 per share (the same price as the initial offering of the common stock). The warrants will be non-transferable, will vest immediately, will be exercisable on any business day subsequent to the first anniversary date of the opening of Coastal Community Bank and will have a term of 10 years from the issuance date at which time they will expire. Coastal Community Group has reserved 150,000 shares of its common stock for issuance thereunder, 50,000 warrants to Mr. Mueller and 100,000 warrants to Mr. Bushman. The grant of organizers' warrants is not contingent upon the purchase of stock by the organizers or upon any other condition.



                             PRINCIPAL SHAREHOLDERS

         Except for 500 shares issued to Mr. Bushman at $10.00 per share for the sole purpose of incorporating Coastal Community Group and electing its directors, Coastal Community Group has not yet issued any common stock. See "Description of Capital Stock - Common Stock." The following table sets forth certain information with respect to the anticipated beneficial ownership of common stock after the sale of shares offered hereby, by:

         - each of the current directors and executive officers of Coastal Community Group; and

         - all such directors and executive officers of Coastal Community Group as a group.

All share numbers are provided based upon estimates, supplied to Coastal Community Group by the persons listed below, of the number of shares of common stock expected to be purchased by such persons. See "Certain Transactions - Organizational Advances."



-----------------------------------------------------------------------------------------
NAME                                 NUMBER OF SHARES               PERCENTAGE OF
----                             ------------------------    ----------------------------
                                 BENEFICIALLY OWNED AFTER         OUTSTANDING SHARES
                                 ------------------------    ---------------------------
                                     THIS OFFERING (1)       OWNED AFTER THIS OFFERING(1)
-----------------------------------------------------------------------------------------
Hans C. Mueller (2)                          1,000                       0.1%
-----------------------------------------------------------------------------------------
Jerome J Bushman (3)(4)                    100,000                        10%
-----------------------------------------------------------------------------------------
Allen M. Voelz                               1,000                       0.1%
-----------------------------------------------------------------------------------------
James C. Merrill (5)                        10,000                         1%
-----------------------------------------------------------------------------------------
Alex Soto                                    2,000                       0.2%
-----------------------------------------------------------------------------------------
Linda Marraccini, M.D.                         500                       .05%
-----------------------------------------------------------------------------------------
Other directors (6)                         73,000                       7.3%
-----------------------------------------------------------------------------------------
Directors and executive officers           187,500                     18.75%
as a group (six individuals)
-----------------------------------------------------------------------------------------



----------------------------
(1) The information contained in this column is based upon information furnished to Coastal Community Group by the persons named above based upon a sale of 1,000,000 shares. The nature of beneficial ownership for shares shown in this column is sole voting and investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares.
(2) Does not include 50,000 organizer warrants or 50,000 Restricted Non-Qualified Stock Options granted to Mr. Mueller.

(3)      Does not include 100,000 organizer warrants granted to Mr.
         Bushman.
(4) Includes sales of shares to Mr. Bushman's affiliates including 50,000 shares to Bushman's, Inc. 401(k) Plan, 10,000 shares to Derrick J. Bushman, Mr. Bushman's son, and 10,000 shares to Tia Bushman, Mr. Bushman's daughter.
(5)      Includes sales of shares to Mr. Merrill's affiliates.
(6) The Florida Department of Banking and Finance has advised Coastal Community Group's board of directors that, as a condition to granting preliminary approval, it will require commitments from the current directors and proposed directors to purchase an aggregate of $1,875,000 of the stock of Coastal Community Group in order that the directors' aggregate investment equals 25% of the capital of Coastal Community Bank. Additional proposed directors have not been identified at this time, but are to be named prior to preliminary approval being received by Coastal Community Bank.


                              CERTAIN TRANSACTIONS

ORGANIZATIONAL ADVANCES

         Mr. Bushman has caused an affiliate to lend a total of $650,000 in two separate loan amounts of $300,000 and $350,000 respectively for use in connection with organizational, pre-opening and capital raising expenses. Mr. Bushman has guaranteed the repayment of both of these loans. Mr. Bushman is an organizer of Coastal Community Bank and of Coastal Community Group. All amounts advanced to Coastal Community Group bear interest at a rate of two percentage points above the prime rate. These advances will be repaid on or after the closing of the offering. In compensation for the risk and for the efforts in creating and funding the organization of Coastal Community Group and Coastal Community Bank, Coastal Community Group has granted warrants to Messrs. Bushman and Mueller to purchase common stock of Coastal Community Group for $10 per share. See "Principal Shareholders," "Management - Organizers' Warrants" and "-Transactions with Promoters."

BANKING TRANSACTIONS

         It is anticipated that the directors and officers of Coastal Community Group and Coastal Community Bank and the companies with which they are associated will have banking and other transactions with Coastal Community Group and Coastal Community Bank in the ordinary course of business. All transactions between Coastal Community Group and affiliated persons, including 5% stockholders, will be on terms no less favorable to Coastal Community Group than could be obtained from independent third parties, including the insurance purchases referred to below. Any loans and commitments to lend to such affiliated persons or entities included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties of similar creditworthiness.

OTHER TRANSACTIONS WITH DIRECTORS

         Mr. Alex Soto, a director of Coastal Community Group, is President of InSource Financial Services Inc. ("InSource"), one of the largest independent property and casualty insurance agencies in South Florida. It is anticipated that InSource could provide Coastal Community Group and Coastal Community Bank with insurance products including a Bankers Blanket Bond, a policy of general liability insurance, directors and officers liability insurance, and possibly other insurance products. The total yearly premiums to be paid by Coastal Community Group and Coastal Community Bank are estimated to be $40,000. This transaction and any other transactions with directors will be made in accordance with all applicable laws and regulations and on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties.

TRANSACTIONS WITH PROMOTERS


         Evaldo F. Dupuy, one of the organizers of Coastal Community Group and of Coastal Community Bank, is the branch manager of the Miami office of Coast Partners Securities, Inc. which will act as managing dealer of this offering. Coast Partners Securities, Inc. will receive dealers' discounts and commissions of up to $0.95 per share with respect to this offering which may total as much as $818,750. Initially, Coastal Community Group agreed to grant Mr. Dupuy 50,000 organizers' warrants exercisable at $10.00 per share in recognition of his efforts as an organizer and his guaranty of a $300,000 loan made to Coastal Community Group to cover organizational expenses and a $350,000 loan to cover offering and pre-opening expenses. However, Mr. Dupuy has waived his right to the warrant and has been released from his guaranty of Coastal Community Group's loans. Mr. Bushman has agreed to guaranty both loans in full, for which he will receive 100,000 organizers' warrants exercisable at $10.00 per share.

INDEMNIFICATION

         The articles of incorporation and bylaws of Coastal Community Group provide for the indemnification of directors and officers of Coastal Community Group and any person serving as a director or officer of another corporation at the request of Coastal Community Group, including reasonable legal fees, incurred by such directors and officers while acting for or on behalf of Coastal Community Group or Coastal Community Bank as a director, officer, employee or agent, subject to certain limitations. See "Description of Capital Stock - Indemnification and Limited Liability Provisions." Additionally, Coastal Community Group has entered into indemnification agreements, adopted by the shareholder, with the directors of Coastal Community Group which provide a contractual obligation by Coastal Community Group to indemnify the directors for liability, including legal fees that they incur as a result of actions taken on behalf of Coastal Community Group. Coastal Community Bank expects to enter into similar indemnification agreements with directors of Coastal Community Bank. Coastal Community Group has purchased directors' and officers' liability insurance for directors and officers of Coastal Community Group.

         Articles of incorporation of Coastal Community Bank provide for indemnification of officers and directors of Coastal Community Bank. FDIC regulations may prohibit the indemnification of directors under certain circumstances when a bank has been deemed to be a troubled institution.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of Coastal Community Group presently consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share.


COMMON STOCK

         As of the date of this prospectus, there were 500 shares of common stock issued and outstanding all of which are held by Mr. Bushman. These shares were issued at a price of $10.00 per share for the purpose of incorporating Coastal Community Group, and to provide a shareholder to enable Coastal Community Group to undertake corporate actions requiring shareholder approval. All outstanding shares of common stock offered hereby will be fully paid and non-assessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution or winding up Coastal Community Group and is entitled to participate equally in dividends as and when declared by Coastal Community Group's board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. All shares of common stock have equal rights and preferences. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Co.

PREFERRED STOCK

         As of the date of this prospectus, no shares of preferred stock were issued or outstanding. The board of directors is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares then outstanding). The board of directors, without shareholder approval, can issue preferred stock with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of common stock.

ANTI-TAKEOVER PROVISIONS

         Coastal Community Group's board of directors may authorize the issuance of additional shares of common stock or preferred stock without further action by Coastal Community Group shareholders, unless such action is required in a particular case by applicable laws or regulation. The authority to issue additional common stock or preferred stock provides Coastal Community Group with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The unissued common stock or preferred stock may be issued from time to time for any corporate purposes, including without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public and private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Coastal Community Group.

         In addition, the sale of a substantial number of shares of common stock or preferred stock to persons who have an understanding with Coastal Community Group concerning the voting of such shares, or the distribution or dividend of common stock or preferred stock (or right to receive such shares) to Coastal Community Group's shareholders, may have the effect of discouraging or otherwise increasing the cost of unsolicited attempts to acquire control of Coastal Community Group. Further, because Coastal Community Group's board has the power to determine the voting, conversion or other rights of the preferred stock, the issuance of a series of preferred stock to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of Coastal Community Group's incumbent management. Coastal Community Group does not currently have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action that the board of directors deems to be in the best interests of Coastal Community Group and its shareholders.

         Coastal Community Group's bylaws also contain provisions that provide that the board of directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the board permits, with the total of one class expiring each year. The classification of directors has the effect of making it more difficult to change the composition of the board of directors. At least two shareholder meetings, instead of one, is required to effect a change in a majority of the board. The board believes that the longer time required to elect a majority of a classified board will help to assure the continuity and stability of Coastal Community Group's directors and policies in the future, since a majority of the directors at any given time will have prior experience as directors of Coastal Community Group. The classification provision applies for every election of directors, regardless of whether a change in the board might arguably be beneficial to Coastal

Community Group and its shareholders and whether or not a majority of Coastal Community Group's shareholders believe that such a change would be desirable.


         Coastal Community Group is subject to several provisions under Florida law which may deter or frustrate unsolicited attempts to acquire certain Florida corporations. These statutes, commonly referred to as the "Control Share Act" and the "Fair Price Act," apply to most public corporations organized in Florida unless the corporation has specifically elected to opt out of such provisions. Coastal Community Group has not elected to opt out of these provisions. The Fair Price Act generally requires that certain transactions between a public corporation and an affiliate must be approved by two-thirds of the disinterested directors or shareholders (not including those shares beneficially owned by an "interested shareholder"). The Control Share Act generally provides that shares of a public corporation acquired in excess of certain specified thresholds will not posses any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders. These anti-takeover provisions of Florida law could result in Coastal Community Group being less attractive to a potential acquirer and/or result in shareholders receiving less for their shares than might otherwise be available in the event of an unsolicited takeover attempt.


INDEMNIFICATION AND LIMITED LIABILITY PROVISIONS

         The Florida Business Corporation Act authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. A company may indemnify any director, officer, employee or agent against judgments, fines, penalties, amounts paid in settlement, and expenses incurred in any pending, threatened or completed civil, criminal, administrative, or investigative proceeding (except an action by the company) against him in his capacity as a director, officer, employee, or agent of the company, or another company if serving in such capacity at the company's request if he:


         -        acted in good faith;

         - acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and

         - with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful.

         Furthermore, a company may indemnify any director, officer, agent or employee against expenses incurred in defense or settlement of any proceeding brought by the company against him in his capacity as a director, officer, employee or agent of the company, or another company if serving in such capacity at the company's request, if he:

         -        acted in good faith;

         - acted in a manner which he reasonably believed to be in or not opposed to the best interests of the company; and

         - is not adjudged to be liable to the company (unless the court finds that he is nevertheless reasonably entitled to indemnity for expenses which the court deems proper). A company must repay the expenses of any director, officer, employee or agent who is successful on the merits of an action against him in his capacity as such.

         A Florida company is authorized to make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

         - a violation of the criminal law (unless the individual had reasonable cause to believe it was lawful);

         - a transaction in which the individual derived an improper personal benefit;


         - in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable (related to payment of dividends or other distributions or repurchases of shares in violation of such act); or


         - willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

         A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.


         Coastal Community Group's articles of incorporation and bylaws provide that Coastal Community Group shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. Coastal Community Group expects to purchase directors' and officers' liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance, if obtained, is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy. There is no assurance that Coastal Community Group will obtain or will be able to maintain liability insurance for its directors and officers. Ordinarily, such policies do not cover liability arising under the securities laws.

         Coastal Community Group has entered into indemnification agreements with each of its directors. Pursuant to such agreements Coastal Community Group will indemnify each director to the full extent allowed, authorized or not prohibited by Florida Statutes Section 607.0850 covering indemnification of directors, officers, employees and agents. The agreements are intended to indemnify the directors against liability arising from their acts or omissions in such capacity in as broad a manner as is possible under current law.

         Florida Statutes Section 607.0831 limits the liability of directors. Coastal Community Group's directors shall not be personally liable to Coastal Community Group or its stockholders for monetary damages for the breach of the duty of care or any other duty owed to Coastal Community Group as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers, or controlling persons of Coastal Community Group pursuant to the above provisions, or otherwise, Coastal Community Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering (and assuming the maximum number of shares is sold), Coastal Community Group expects to have 1,000,500 shares of its common stock outstanding. The 1,000,000 shares of Coastal Community Group's common stock purchased in this offering have been registered with the SEC under the Securities Act, and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of Coastal Community Group or Coastal Community Bank (collectively, "Affiliates"). Affiliates of Coastal Community Group may generally only resell shares of the common stock publicly without registration under the Securities Act pursuant to the Commission's Rule 144.

         In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of Coastal Community Group may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of Coastal Community Group's common stock (10,000 shares immediately after the completion of this offering) or the average weekly trading volume in Coastal Community Group's common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about Coastal Community Group.

         Coastal Community Group and the directors and officers of Coastal Community Group and Coastal Community Bank (who are expected to hold an aggregate of approximately 187,500 shares after this offering), have agreed, or will agree, that they will not issue, offer for sale, sell, grant any options for the sale of or otherwise dispose of any shares of common stock or any rights to purchase shares of common stock, in the open market or otherwise, without the prior written consent of Coast Partners Securities, Inc. for a period of 180 days from the date of this prospectus. Prior to this offering, there has been no public trading market for the common stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of this offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.


                              PLAN OF DISTRIBUTION

         Subject to the terms and conditions contained in the Managing Dealer Agreement, Coast Partners Securities, Inc., has agreed to use its best efforts to sell a minimum of 900,000 shares and a maximum of 1,000,000 shares of Coastal Community Group's common stock. Directors of Coastal Community Group and their affiliates are expected to purchase a minimum of 187,000 shares in this offering.

         Coastal Community Group has been advised by Coast Partners Securities, Inc. that it proposes to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain selling dealers at such price, less a concession not in excess of $0.95 per share of which $0.25 represents an investment banking fee and the remaining $0.70 represents a Coast Partners Securities, Inc. fee. However, no Coast Partners Securities, Inc. fee will be assessed with respect to sales to certain investors identified by Coastal Community Group to Coast Partners Securities, Inc., in writing, including the directors of Coastal Community Group, up to a maximum of 400,000 shares. Coast Partners Securities, Inc. and the selling dealers may realize a concession not in excess of $0.60 per share to other dealers.

         Coast Partners Securities, Inc. also will be reimbursed for its expenses incurred in connection with this offering, up to a maximum of $50,000.

         Unless waived by Coastal Community Group, shares of common stock will be sold to the public only in minimum lots of 250 shares ($2,500) and any one investor will be permitted to purchase a maximum of 50,000 shares ($500,000).

         Coast Partners Securities, Inc. has informed Coastal Community Group that it does not intend to confirm sales of the shares of common stock offered hereby to any accounts over which it exercises discretionary authority.

         Coastal Community Group and Coast Partners Securities, Inc. have agreed to enter into an escrow agreement under which the proceeds of the sale of common stock will be held by SunTrust Bank, Miami, N.A., as escrow agent. These proceeds shall be released by the escrow agent to Coastal Community Group, Inc. at such time as the minimum of $9,000,000 of common stock is sold, the proceeds have been received by the escrow agent, Coastal Community Bank has received preliminary regulatory approval and Coastal Community Group, Inc. has not canceled this offering. If subscriptions for at least 900,000 shares of common stock and at least $9,000,000 are not received within ninety (90) days after the effective date of the offering (or as extended up to an additional ninety (90) days), all proceeds (including any interest which may have accrued on the subscription funds) will be promptly returned to investors. If the minimum of $9,000,000 is raised during the offering period but Coastal Community Bank does not receive preliminary approval from the Florida Department of Banking and Finance within 180 days after the end of the offering period, as extended, the offering will be canceled and all proceeds (including any interest which may have accrued on the subscription funds) will be promptly returned to investors.

         Coastal Community Group, its directors and executive officers and those of Coastal Community Bank have agreed or will agree with Coast Partners Securities, Inc., for a period of 180 days after the date of this prospectus, not to issue, sell, offer to sell, grant any options for the sale of, or otherwise dispose of any shares of common stock or any rights to purchase shares of common stock, in the open market or otherwise, without the prior written consent of Coast Partners Securities, Inc.

         Coast Partners Securities, Inc. has advised Coastal Community Group that either it or its syndicate members presently intend to make a market in the common stock after the closing of the offering, but no assurance can be made as to the liquidity of the common stock or that an active and liquid trading market will develop or, if developed, that it will be sustained. Coast Partners Securities, Inc. will have no obligation to make a market in the common stock, however, and may cause market-making activities, if commenced, to cease at any time.

         Coastal Community Group and Coast Partners Securities, Inc. have agreed to indemnify, or to contribute to payments made by, each other against civil liabilities, including civil liabilities under the Securities Act.

         There has been no public trading market for the common stock. The offering price of $10 per share was determined by negotiations between Coastal Community Group and Coast Partners Securities, Inc. This price is not based upon earnings or any history of operations and should not be construed to indicate the present or anticipated future value of the common stock. Several factors were considered in determining the offering price of the common stock, among them the size of the offering, the desire that the security being offered be attractive to individuals and Coast Partners Securities, Inc.'s experience in dealing with initial public offerings for financial institutions.

                               LEGAL PROCEEDINGS

         Neither Coastal Community Bank nor Coastal Community Group is a party to, nor is it aware of, any pending legal proceeding. Management believes there is no litigation threatened in which Coastal Community Group or Coastal Community Bank faces potential loss or exposure or which will materially affect stockholders' equity or Coastal Community Group's business or financial condition upon completion of this offering.


                                 LEGAL MATTERS

         The legality of the shares of common stock being offered hereby will be passed upon for Coastal Community Group by Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. of Miami, Florida which is acting as counsel for Coastal Community Group.

         Certain legal matters will be passed upon for Coast Partners Securities, Inc. by Kutak Rock, Denver, Colorado.


                                    EXPERTS

         The financial statements of Coastal Community Group included in this prospectus have been audited by Morrison, Brown, Argiz & Co., independent public accountants, as indicated in their report (included herein) on Coastal Community Group. These financial statements have been included in this prospectus and in the registration statement in reliance upon the authority of the accounting firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

         We intend to give to our shareholders annual reports containing financial statements audited and reported upon by our independent public accounting firm and we intend to make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

         We have filed a registration statement, as amended, with the SEC under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus contains brief descriptions and does not contain all the information set forth in the registration statement and can be examined without charge at the public reference facilities of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Northeast Regional Office of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or at the Pacific Regional Office of the Commission at 5670 Wilshire Blvd., 11th Floor, Los Angeles, CA 90036, at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Coastal Community Group, Inc. We will provide, without charge and upon request, a copy of the information that is incorporated by reference in the prospectus. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize the provisions of such contract or other document which are deemed material. However, such summaries are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document. The summaries do however disclose all material information.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)







                              FINANCIAL STATEMENTS
                                TABLE OF CONTENTS









BALANCE SHEETS.....................................................    F-2

STATEMENTS OF OPERATIONS...........................................    F-3

STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT.....................    F-4

STATEMENTS OF CASH FLOWS...........................................    F-5

NOTES TO FINANCIAL STATEMENTS......................................    F-6-12

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS





                                                         April 30,       December 31,
                                                            1999             1998
                                                         ---------       ------------
ASSETS

CURRENT ASSETS:
   Cash                                                  $ 275,359       $ 161,642
   Other                                                    10,000          14,106
                                                         ---------       ---------

         TOTAL CURRENT ASSETS                              285,359         175,748

FURNITURE AND EQUIPMENT, net of
  accumulated depreciation of $1,176                        26,066              --

DEFERRED OFFERING COSTS                                     61,547              --
                                                         ---------       ---------

                                                         $ 372,972       $ 175,748
                                                         =========       =========


LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                 $  81,750       $  58,569
   Accrued interest payable - stockholder                   23,586           7,753
   Notes payable - stockholder                             650,000         300,000
                                                         ---------       ---------

         TOTAL CURRENT LIABILITIES                         755,336         366,322
                                                         ---------       ---------

STOCKHOLDER'S DEFICIT:
   Common stock, $.01 par value,
    10,000,000 shares authorized;
    500 shares issued and outstanding                            5               5
   Preferred stock, $.01 par value,
    2,000,000 shares authorized;
    none issued and outstanding                                 --              --
   Additional paid-in capital                                4,995           4,995
   Deficit accumulated during the development stage       (387,364)       (195,574)
                                                         ---------       ---------

         TOTAL STOCKHOLDER'S DEFICIT                      (382,364)       (190,574)
                                                         ---------       ---------

                                                         $ 372,972       $ 175,748
                                                         =========       =========




  The accompanying notes are an integral part of these financial statements.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
             FOR THE PERIOD FROM OCTOBER 6, 1998 (DATE OF INCEPTION)
        TO DECEMBER 31, 1998, THE FOUR MONTH PERIOD ENDED APRIL 30, 1999,
    AND THE PERIOD FROM OCTOBER 6, 1998 (DATE OF INCEPTION) TO APRIL 30, 1999





                                   Four month        October 6, 1998     October 6, 1998
                                  period ended       (Inception) to      (Inception) to
                                   April 30,          December 31,          April 30,
                                      1999                1998                 1999
                                  ------------       --------------      ---------------
INTEREST INCOME                   $   2,440            $   2,452             $   4,892
                                  ---------            ---------             ---------


ADMINISTRATIVE EXPENSES            (174,079)            (190,273)             (364,352)


INTEREST EXPENSE                    (20,151)              (7,753)              (27,904)
                                  ---------            ---------             ---------


           TOTAL EXPENSES          (194,230)            (198,026)             (392,256)
                                  ---------            ---------             ---------


           NET LOSS               $(191,790)           $(195,574)            $(387,364)
                                  =========            =========             =========


           BASIC AND DILUTED
            LOSS PER SHARE        $ (383.58)           $ (391.15)            $ (774.73)
                                  =========            =========             =========




  The accompanying notes are an integral part of these financial statements.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT
             FOR THE PERIOD FROM OCTOBER 6, 1998 (DATE OF INCEPTION)
       TO DECEMBER 31, 1998 AND THE FOUR MONTH PERIOD ENDED APRIL 30, 1999






                                                           Deficit
                                                         Accumulated
                                            Additional    During the          Total
                                  Common     Paid-In     Development      Stockholder's
                                  Stock      Capital        Stage            Deficit
                                  ------    ----------   ------------     --------------
Initial issuance of
 common stock                     $    5     $4,995       $      --          $   5,000


Net loss                              --         --        (195,574)          (195,574)
                                  ------     ------       ---------          ---------


Balances - December 31, 1998           5      4,995        (195,574)          (190,574)


Net loss                              --         --        (191,790)          (191,790)
                                  ------     ------       ---------          ---------


Balances - April 30, 1999         $    5     $4,995       $(387,364)         $(382,364)
                                  ======     ======       =========          =========





  The accompanying notes are an integral part of these financial statements.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
             FOR THE PERIOD FROM OCTOBER 6, 1998 (DATE OF INCEPTION)
        TO DECEMBER 31, 1998, THE FOUR MONTH PERIOD ENDED APRIL 30, 1999,
    AND THE PERIOD FROM OCTOBER 6, 1998 (DATE OF INCEPTION) TO APRIL 30, 1999




                                                         Four month         October 6, 1998          October 6, 1998
                                                        period ended         (Inception) to           (Inception) to
                                                          April 30,           December 31,               April 30,
                                                            1999                  1998                     1999
                                                        ------------        ---------------          ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $(191,790)           $(195,574)               $(387,364)
                                                          ---------            ---------                ---------
   Adjustments to reconcile net loss to net cash
     used in administrative activities during the
     development stage:
       Depreciation                                           1,176                   --                    1,176
       Change in operating assets and liabilities:
        Other assets                                          4,106              (14,106)                 (10,000)
        Accounts payable and accrued expenses                23,181               58,569                   81,750
        Accrued interest payable - stockholder               15,833                7,753                   23,586
                                                          ---------            ---------                ---------

           TOTAL ADJUSTMENTS                                 44,296               52,216                   96,512
                                                          ---------            ---------                ---------

           NET CASH USED IN
            OPERATING ACTIVITIES                           (147,494)            (143,358)                (290,852)
                                                          ---------            ---------                ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of furniture and equipment                     (27,242)                  --                  (27,242)
   Increase in deferred offering costs                      (61,547)                  --                  (61,547)
                                                          ---------            ---------                ---------

           NET CASH USED IN
            INVESTING ACTIVITIES                            (88,789)                  --                  (88,789)
                                                          ---------            ---------                ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Notes payable - stockholder                              350,000              300,000                  650,000
   Proceeds from issuance of common stock                        --                5,000                    5,000
                                                          ---------            ---------                ---------

           NET CASH PROVIDED BY
            FINANCING ACTIVITIES                            350,000              305,000                  655,000
                                                          ---------            ---------                ---------

NET INCREASE IN CASH                                        113,717              161,642                  275,359

CASH - BEGINNING OF PERIOD                                  161,642                   --                       --
                                                          ---------            ---------                ---------

CASH - END OF PERIOD                                      $ 275,359            $ 161,642                $ 275,359
                                                          =========            =========                =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:

   Cash paid for interest                                 $   4,318            $      --                $   4,318
                                                          =========            =========                =========




  The accompanying notes are an integral part of these financial statements.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)      GENERAL

                  Coastal Community Group, Inc. (formerly known as Coastal BHC, Inc.) (the "Company") is a development stage enterprise and was incorporated on October 6, 1998 in the State of Florida. The Company plans to apply for approval from the Board of Governors of the Federal Reserve System ("Board of Governors") to become a one-bank holding company and plans to acquire 100% of the outstanding shares of Coastal Community Bank (the "Bank"), which is planned to be incorporated and organized in Tallahassee, Florida. The operations of the Company, which are intended to consist solely of the ownership of the Bank, have not commenced as of April 30, 1999. The accounting policies of the Company are in accordance with generally accepted accounting principles and conform to the standards applicable to development stage companies. The Company has adopted December 31 as its fiscal year end.

         (B)      GOING CONCERN

                  The Company's ability to commence operations is dependent on obtaining regulatory approval and adequate financial resources through a contemplated public offering, or otherwise, as described in NOTE 7. If unsuccessful, the Company may be unable to continue in its present form. The financial statements do not include any adjustments relating to the realization, recoverability and classification of assets or the amount, satisfaction and classification of liabilities that might result should the Company be unable to continue as a going concern.

         (C)      ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (D)      FURNITURE AND EQUIPMENT

                  Furniture and equipment are stated at cost less accumulated depreciation. Normal repairs and maintenance are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the respective assets, which typically range from 5 to 7 years.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (E)      DEFERRED OFFERING COSTS

                  Costs related to the Company's proposed registration and sale of its common stock have been deferred (NOTE 7). Upon completion of the stock offering, these costs will be charged against paid-in capital. Should the offering be unsuccessful, these deferred costs will be charged against operations.

         (F)      INCOME TAXES

                  The Company accounts for income taxes under the method prescribed by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, deferred taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities and available tax loss carryovers.

         (G)      ORGANIZATIONAL EXPENSES

                  The Company has adopted Statement of Position 98-5 "Reporting on Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires the Company to expense costs of start-up activities, including organization costs, as incurred.

         (H)      RECENT PRONOUNCEMENTS

                  In June, 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report by major components and in total, the change in its net assets during the period from non-owner sources. The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. The adoption of these standards did not have an effect on the Company's financial position, results of operations or cash flows.

         (I)      EARNINGS (LOSS) PER SHARE

                  The net income (loss) per share is computed by dividing the net income or loss for the period by the weighted average number of shares outstanding for the period plus the dilutive effect of outstanding common stock options and warrants considered to be common stock equivalents. Basic and diluted earnings per share amounts are equal because the Company has a net loss and stock options and other common stock equivalents are excluded from the net loss per share calculations as their effect would be antidilutive. The weighted average number of shares used to compute earnings per share were 500 shares.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998


NOTE 2 - ORGANIZATION

         On November 16,1998, the organizers of the Company filed an application for authority to form a state-chartered bank with the Comptroller of the State of Florida Department of Banking and Finance. The approval of this application is contingent upon certain conditions being met. These conditions include, among other things, the establishment of total capital accounts of not less than $4 million, with not less than $2 million allocated to common capital, after all organizational and pre-opening expenses and the approval by the Board of Governors of the Federal Reserve System of the Company's application to acquire the stock of the Bank as a registered bank holding company.

NOTE 3 - RELATED PARTIES

         The Company has appointed one of its organizers as its President and Chief Executive Officer.

         The Company has borrowed $650,000, in the form of two unsecured demand notes payable to its stockholder. These notes, which accrue interest at a rate of prime plus 2% (9.75% at April 30, 1999 and December 31, 1998), have been used to fund organizational and other costs incurred by the Company and the planned Bank and has been guaranteed by one of the Company's organizers. It is intended that the notes will be repaid from the proceeds of the Company's common stock offering.

NOTE 4 - INCOME TAXES

         The Company has available an unused net operating loss carryforward of approximately $380,000 for both regular and alternative minimum tax purposes, which may be applied against future taxable income. The net operating loss carryforward expires through the year 2014.

         The approximate tax effects of significant temporary differences which comprise the deferred tax assets at April 30, 1999 are as follows:



         Net operating loss carryforward              $       143,000

         Less valuation allowance                            (143,000)
                                                      ---------------
                                                      $           -0-
                                                      ===============



         Due to the uncertain nature of the ultimate realization of the carryforward benefits, the Company has established a full valuation allowance against the benefits of the net operating loss carryforward and will recognize these benefits only as reassessment demonstrates they are realizable. Ultimate realization is dependent upon future earnings. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforward will be recorded in future operations as a reduction of the Company's income tax expense.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998


NOTE 5 - CONCENTRATIONS OF CREDIT RISK

         The Company maintains cash deposited in local banks which may, at times, exceed the FDIC insured limits. At April 30, 1999, the Company exceeded this limit by approximately $193,000.

         Substantially all of the Bank's loans are expected to be to businesses and individuals in the Miami-Dade County, Florida area. Any decline in the economy of this area could have an adverse impact on the Bank. Although the Bank does not plan to make foreign loans or investments, the economy of Miami and Miami-Dade County is based, in a significant part, on international trade and investment and international tourism, particularly with respect to Latin America. The economies and governments of Latin America have historically been, and continue to be, fragile and volatile. Any economic downturn or political or economic crisis in the region as a whole, or in a particular country important to the local market such as Brazil or Venezuela, would have an adverse effect on the local economy and might negatively affect the Bank.

NOTE 6 - COMMITMENTS

         The Company has an option to lease bank facilities under an operating lease. The option is contingent upon regulatory approval and upon the termination of the current tenant's lease. In the event that the current tenant does not terminate its lease, the current tenant has agreed to sublease the facilities to the Company. Expected future minimum rental commitments under a noncancelable lease will be approximately $100,000 per year.

NOTE 7 - SALE OF COMMON SHARES AND WARRANTS

         The Company plans to offer a total of 1,000,000 shares of its common stock to the public. The price per share is expected to be $10. The Company expects to incur approximately $100,000 in offering costs relating to these sales and to pay between $855,000 and $950,000 in discounts and fees to its placement agent.

NOTE 8 - INCENTIVE STOCK OPTION PLAN

         The Company has adopted an Incentive Stock Option Plan ("Incentive Plan"). The Incentive Plan provides for the grant of options, at the discretion of a committee designated by the Board of Directors, to administer the Incentive Plan. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof, in full, immediately or at anytime following a vesting period, as determined by the committee and prior to their expiration in accordance with the terms of the Incentive Plan. The Company has reserved 150,000 shares for issuance under the Incentive Plan.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998



NOTE 9 -  OUTSIDE DIRECTOR STOCK OPTION PLAN

          The Company has adopted an Outside Director Stock Option Plan ("Outside Director Plan"). The Outside Director Plan provides for the grant of options to non-employee directors automatically at the rate of 3,000 options per year for each outside director and an additional 1,000 options to each director serving on any of the Bank's committees. The exercise price of the options is required to be no lower than the fair market value as of the date of the grant. The options are exercisable immediately and remain exercisable for a period of ten years. The Company has reserved 150,000 shares for issuance under the Outside Director Plan.

NOTE 10 - WARRANT PLAN

          The Company has adopted a Warrant Plan ("Warrant Plan"). Under the Warrant Plan, the Company is committed to grant 50,000 warrants to purchase the common stock of the Company at $10 per share to three organizers of the Bank. The warrants are non-transferable, will vest immediately and will be exercisable after the first anniversary of the opening of the Bank and will remain exercisable for a period of ten years. The Company has reserved 150,000 shares for issuance under the Warrant Plan.

NOTE 11 - EXECUTIVE EMPLOYMENT AGREEMENT

          The Company entered into an employment agreement with its President on December 9, 1998 for an initial three year term effective on September 1, 1998. Under this agreement, the Company pays the President a monthly salary of $10,000 during the organizational period. At the end of this period, and upon commencement of operations of the Bank, the Company will pay the President a lump sum amount based upon the differential between an annual compensation of $120,000 and a base salary of $170,000. The agreement shall be automatically renewed for successive one year periods unless the Company and the Bank or the President gives notice to terminate to the other party 180 days prior to the expiration of the term.

          After the organizational period, the employment agreement will provide for a base salary of $170,000, an annual incentive bonus in an amount determined by the Board of Directors, participation in the Company's health, life, disability, retirement or any other company employee benefit plans, vacation, and certain expenses. Additionally, the employment agreement provides that the Company will purchase an existing $1,000,000 single premium split dollar life insurance policy on the President's life for $147,000 (approximate cash surrender value) at the time that the Bank commences operations. This insurance policy is currently owned by a former employer pursuant to a deferred compensation agreement with a term of ten years. Currently the agreement has five years remaining before it terminates.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998


NOTE 11 - EXECUTIVE EMPLOYMENT AGREEMENT (CONTINUED)

          Prior to the commencement of operations, the Company has been paying interest on the $147,000 at a rate of 1% over prime to the President's former employer. Pursuant to the former employer's agreement, 90 days after the President terminated his employment with that former employer, the former employer recorded the $147,000 as a loan, to the President, secured by the $1,000,000 death benefit and an assignment of the cash surrender value. When the agreement terminates, the President will reimburse the Company for the $147,000 it paid for the policy. The cash surrender value of the policy will secure the $147,000. The President is not required to pay the Company or the Bank any interest with respect to this amount.

NOTE 12 - NON-STATUTORY OPTIONS GRANTED UNDER THE EMPLOYMENT AGREEMENT

          The Company is committed to grant the President 50,000 non-statutory options to purchase its common stock at $10 per share, vesting at 10,000 shares per year at the opening of the Bank and on each of the next four anniversaries of the Bank's opening. The Company has reserved 50,000 shares for issuance under this agreement.

NOTE 13 - STOCKHOLDER'S EQUITY

          The authorized capital stock of the Company presently consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of April 30, 1999, the Company has sold 500 shares of common stock for an aggregate of $5,000. There were no shares of preferred stock issued or outstanding.

          The holders of common stock are entitled to one vote for each share of record held on all matters voted upon by stockholders. Each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the stockholders in liquidation, dissolution, or winding down of the Company and is entitled to participate equally in dividends as and when declared by the Company's Board of Directors.

          The Board of Directors is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares then outstanding). The Board of Directors, without shareholder approval, can issue preferred stock, which could adversely affect the voting power of the shareholders of common stock.

             COASTAL COMMUNITY GROUP, INC. (F/K/A COASTAL BHC, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                      APRIL 30, 1999 AND DECEMBER 31, 1998


NOTE 14 - YEAR 2000 SYSTEMS COSTS

          The Company expects to utilize software and related technologies throughout its operations that may be affected by the date change in the year 2000. The Company is in the process of evaluating the full scope and related costs to insure that the Company's systems will meet its internal needs and those of its customers. However, the Company cannot measure the impact that the Year 2000 issue will have on its investments, vendors, suppliers, customers and other parties with whom it expects to conduct business.


NOTE 15 - SUBSEQUENT EVENTS

          During May 1999, the Company's board of directors voted to change its name from Coastal BHC, Inc. to Coastal Community Group, Inc.

--------------------------------------------------------------------------------
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.


     We are not offering the common stock in any state where the offer is not permitted.


     We represent the accuracy of the information in this prospectus only as of the date set forth on the cover page.


     Until ____________, 1999, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as a dealer and with respect to their unsold allotments or subscriptions.




--------------------------------------------------------------------------------------------------------------------------

                                                   TABLE OF CONTENTS


Prospectus Summary.................................................................................................      1
Risk Factors.......................................................................................................      4
Recent Developments................................................................................................     11
Terms of the Offering..............................................................................................     11
Use of Proceeds....................................................................................................     12
Return of Proceeds to Investors if Coastal Community Bank, Inc. Does Not Open for Business.........................     13
Dividend Policy....................................................................................................     14
Capitalization.....................................................................................................     15
Management's Discussion and Analysis of Financial Condition and Results of Operations..............................     16
Business...........................................................................................................     16
Supervision and Regulation.........................................................................................     23
Management.........................................................................................................     30
Principal Shareholders.............................................................................................     38
Certain Transactions...............................................................................................     39
Description of Capital Stock.......................................................................................     40
Shares Eligible for Future Sales...................................................................................     44
Plan of Distribution...............................................................................................     44
Legal Proceedings..................................................................................................     45
Legal Matters......................................................................................................     46
Experts............................................................................................................     46
Available Information..............................................................................................     46
Index to Financial Statements......................................................................................    F-1

==========================================================================================================================



                                1,000,000 SHARES

                          COASTAL COMMUNITY GROUP, INC.

                         COAST PARTNERS SECURITIES, INC.

                             COMMON STOCK PROSPECTUS


                                ___________, 1999

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24:          INDEMNIFICATION OF OFFICERS AND DIRECTORS


         As provided under Florida law, Coastal Community Group's directors shall not be personally liable to Coastal Community Group or its stockholders for monetary damages for the breach of the duty of care or any other duty owed to Coastal Community Group as a director, unless the breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) for unlawful corporate distributions; (iv) an act or omission which involves a conscious disregard for the best interests of the Corporation or which involves willful misconduct; or (v) an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

         Coastal Community Group's articles of incorporation and bylaws provide that Coastal Community Group shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. At present, Coastal Community Group expects to purchase directors' and officers' liability insurance covering its directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role.

ITEM 25:          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than Coast Partners Securities, Inc.'s discounts and commissions, if any. All of the amounts shown are estimated except for the registration fees of the SEC.




         SEC Registration Fees....................................      $  2,780.00

         Blue Sky Registration Fees and Expenses..................      $  1,950.00

         Legal Fees and Expenses..................................      $ 70,000.00

         NASD Filing Fees.........................................      $  1,500.00

         Accounting Fees..........................................      $  7,120.00

         Printing Expenses........................................      $ 14,150.00

         Advertising..............................................      $  2,500.00
                                                                        -----------

                  Total...........................................      $100,000.00
                                                                        ===========




ITEM 26:          RECENT SALES OF UNREGISTERED SECURITIES


         The only sale of stock of Coastal Community Group is to director Mr. Bushman in the amount of 500 shares of common stock at $10.00 per share. The sale to Mr. Bushman did not involve a public offering and Coastal Community Group claimed exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and SEC Rule 506.

ITEM 27:          EXHIBITS

         The following exhibits are filed as part of this registration statement:



Exhibit

Number                                                                                               Description of Exhibit

----------------------------------------------------------------------------------------------------------------------------
**  1.1       Form of Managing Dealer Agreement between Coastal Community Group, Inc. and Coast Partners Securities, Inc.

**  1.2       Form of Escrow Agreement between Coastal Community Group, Inc., Coast Partners Securities, Inc. and SunTrust
              Bank

*   3.1       Articles of Incorporation of Coastal Community Group, Inc. filed on October 6, 1998

**  3.1(a)    Articles of Amendment of Articles of Incorporation of Coastal Community Group, Inc. filed on May 6, 1999

*   3.2       Bylaws of Coastal BHC, Inc.

**  3.2(a)    Amended and Restated Bylaws of Coastal BHC, Inc. adopted May 6, 1999

*   4.1       Form of Specimen Common Stock Certificate

*   4.2       Form of Warrant Plan adopted by Coastal Community Group, Inc. on December 9, 1998

**  4.2(a)    Form of Amendment to that Warrant Plan adopted by the Board of
              Directors of Coastal Community Group, Inc. on December 9, 1998

*   4.3       1998 Incentive Stock Option Plan and Agreement adopted by Coastal Community Group, Inc. on December 9, 1998

*   4.4       Form of Outside Director Stock Option Plan

*   4.5       Indemnification Agreement by and between Coastal Community Group, Inc. and Hans C. Mueller dated December 9,
              1998

*   4.6       Form of Restricted Non-Statutory Option Plan

**  5.1       Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.

 *@10.1       Executive Employment Agreement between Coastal Community Group, Inc., Coastal Community Bank and Hans C.
              Mueller dated as of September 1, 1998

**@10.1(a)    Executive Employment Agreement between Coastal Community Group, Inc., Coastal Community Bank and Hans C.
              Mueller dated as of September 1, 1998 and revised as of May 21, 1999

*  10.2       Option to Lease between Coastal Community Group, Inc. and MCH Properties, Inc. dated November 16, 1998

** 10.3       Option to Sublease between Coastal Community Group, Inc. and HEALTHSOUTH Corporation dated June 4, 1999

** 10.4       Form of Selected Dealer Agreement

** 10.5       Form of Lock-Up Agreement

** 10.6       Restated Promissory Note dated October 1, 1998 by Bushmans' Inc.

** 10.7       Restated Promissory Note dated March 18, 1999 by Bushmans' Inc.

** 10.8       Guaranty dated as of October 1, 1998 in the principal amount of
              $300,000.00

** 10.9       Guaranty dated as of March 18, 1999 in the principal amount of
              $350,000.00

   23.1       Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (included in Exhibit 5.1 hereto)

*  23.2       Consent of Morrison, Brown, Argiz & Company

** 23.3       Consent of Morrison, Brown, Argiz & Company

*  24.        Power of Attorney (included on the signature page to this registration statement)

** 27.        Financial Data Schedule for Coastal Community Group, Inc.



------------------
@    Contracts with executive officers
* Filed on Registration Statement on Form SB-2 filed with the U.S. Securities and Exchange Commission on March 25, 1999
**   Filed herewith
***  To be filed by amendment.


ITEM 28:          UNDERTAKINGS

         (d) Coastal Community Group will provide to Coast Partners Securities, Inc. at the closing specified in the placement agreement, certificates in such denominations and registered in such names as required by Coast Partners Securities, Inc. to permit prompt delivery to each purchaser.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or controlling persons of Coastal Community Group pursuant to the foregoing provisions, or otherwise, Coastal Community Group has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Coastal Community Group of expenses incurred or paid by a director, officer, or controlling person of Coastal Community Group in the defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Coastal Community Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.








                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, Coastal Community Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 21, 1999.

                                    COASTAL COMMUNITY GROUP, INC.
                                    (Registrant)


                                    By: /s/ Hans C. Mueller
                                       -----------------------------------------
                                            Hans C. Mueller, Chairman, President
                                            and Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans C. Mueller as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in his name, place, and stead in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Hans C. Mueller                                /s/ Jerome J. Bushman
--------------------------------------------       -----------------------------------
Hans C. Mueller, Chairman, President               Jerome J. Bushman, Director
and Chief Executive Officer, Chief Financial
and Accounting Officer

Date: June 22, 1999                                Date: June 22, 1999



/s/ Allen M. Voelz                                 /s/ James C. Merrill
--------------------------------------------       -----------------------------------
Allen M. Voelz, Director                           James C. Merrill, Director

Date: June 22, 1999                                Date: June 22, 1999



/s/ Alex Soto                                      /s/ Linda Marraccini, M.D.
--------------------------------------------       -----------------------------------
Alex Soto, Director                                Linda Marraccini, M.D., Director

Date: June 22, 1999                                Date: June 22, 1999